UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GameStop Corp.

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625 Westport Parkway

Grapevine, Texas 76051

May 20, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of GameStop Corp. The meeting will be held at 1:00 p.m., Central Standard Time, on Tuesday, June 25, 2013 at the Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas 76092.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and postage paid return envelope.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting.

Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo

Executive Chairman

625 Westport Parkway

Grapevine, Texas 76051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	1:00 p.m. Central Standard Time, on Tuesday, June 25, 2013

PLACE	HiltonSouthlake Town Square 1400Plaza Place Southlake,Texas 76092

MEETING FORMAT	The Annual Meeting will include prepared remarks, followed by a live, interactive question and answer session with senior executives.

ITEMS OF BUSINESS	(1) Elect four Directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) Provide an advisory vote related to GameStop Corp.’s executive compensation as disclosed in these materials.

(3) Approve the amendment to GameStop Corp.’s Second Amended and Restated Certificate of Incorporation to declassify the board of directors.

(4) Approve the GameStop Corp. Amended and Restated 2011 Incentive Plan.

RECORD DATE	You may vote if you are a stockholder of record at the close of business on May 2, 2013.

ANNUAL REPORT	GameStop Corp.’s 2012 Annual Report, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please have your proxy card available and vote in one of the following three ways:

(1) VISIT THE WEBSITE shown on the proxy card or www.proxyvoting.com to vote through the Internet, or

(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card to vote via telephone, or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If you have questions concerning the Annual Meeting or any of the proposals, please contact GameStop Corp.’s proxy solicitor, Alliance Advisors at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 or call Alliance Advisors at 973-873-7700.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 25, 2013: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com.

GameStop Corp.

625 Westport Parkway

Grapevine, Texas 76051

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2013

INTRODUCTION

This Proxy Statement and enclosed Proxy Card are being furnished commencing on or about May 28, 2013 in connection with the solicitation by the board of directors (the “Board of Directors” or the “Board”) of GameStop Corp., a Delaware corporation (together with its predecessor companies, “GameStop,” “we,” “our,” or the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on June 25, 2013 (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “Election of Directors — Information Concerning the Directors and Nominees — Nominees for Election as Director,” FOR the approval, by non-binding vote, of executive compensation as disclosed in these materials, FOR the approval of the amendment to GameStop Corp.’s Second Amended and Restated Certificate of Incorporation to declassify the Company’s Board of Directors (the “Board Declassification Amendment”), FOR the approval of the GameStop Corp. Amended and Restated 2011 Incentive Plan (the “Amended Plan”), and in the discretion of the proxies named on the Proxy Card with respect to any other matters properly brought before the Meeting and any adjournments or postponements thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person.

Only holders of record of the Company’s Class A Common Stock as of the close of business on May 2, 2013 are entitled to notice of and to vote at the Meeting. As of the record date, 118,855,826 shares of Class A Common Stock, par value $.001 per share (the “Common Stock”), were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each of the proposals and on all other matters properly brought before the Meeting. The presence of a majority by vote of the outstanding shares of the Common Stock represented in person or by proxy at the Meeting will constitute a quorum.

Nominees for Director shall be elected by a majority of the votes cast in person or by proxy. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Elected Directors will serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified. The proposal to approve the Board Declassification Amendment requires the affirmative vote of 80% of the outstanding Common Stock. The proposals to approve the Amended Plan, the Company’s executive compensation and all other matters that may be voted on at the Meeting, will require the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the Meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions.

With respect to the proposal to elect the four nominees for Director, abstentions and “broker non-votes” will not be included in vote totals and will have no effect on the outcome. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. With respect to all other proposals, abstentions will be treated as votes cast and will have the same effect as a vote against the matter. “Broker non-votes” will not be considered as votes cast with respect to the advisory vote on the Company’s executive compensation and the proposal to approve the Amended Plan, unless, in the case of the proposal to approve the Amended Plan, “broker non-votes” result in a failure to obtain total votes cast of more than 50% of the shares entitled to vote on such proposal. Abstentions and “broker non-votes” will count as votes against the Board Declassification Amendment, as such proposal requires the affirmative vote of 80% of the outstanding Common Stock for approval.

Please note that under New York Stock Exchange (the “NYSE”) rules, brokers may not vote your shares on the election of Directors, the advisory vote on the Company’s executive compensation, the proposal to approve the Board Declassification Amendment or the proposal to approve the Amended Plan in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

A Proxy Card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO VOTE YOUR SHARES THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ELECTION OF DIRECTORS

PROPOSAL 1

Information Concerning the Directors and Nominees

Composition of the Board

Our Board of Directors currently consists of 11 Directors. Our certificate of incorporation provides that the authorized number of Directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of Directors will be distributed among three classes of Directors, as provided for in our certificate of incorporation, so that, as nearly as possible, each class will consist of one-third of the total number of Directors. The three classes of Directors are as follows: Class 1, whose terms will expire at the annual meeting of stockholders to be held in 2015, Class 2, whose terms will expire at the Meeting, and Class 3, whose terms will expire at the annual meeting of stockholders to be held in 2014. Daniel A. DeMatteo, Shane S. Kim, J. Paul Raines and Kathy P. Vrabeck are in Class 1; R. Richard Fontaine, Jerome L. Davis, Steven R. Koonin and Stephanie M. Shern are in Class 2; and Thomas N. Kelly Jr., Gerald R. Szczepanski and Lawrence S. Zilavy are in Class 3. At each annual meeting of stockholders, the successors to Directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

At the Meeting, there is a proposal to phase-in the elimination of the classification of our Board, pursuant to stockholder approval of the Board Declassification Amendment. If the Board Declassification Amendment is approved by the Company’s stockholders, as recommended by the Board, then (i) beginning at the 2014 annual meeting of stockholders, each of the nominees for director in 2014 would stand for election for a one-year term, (ii) at the 2015 annual meeting, each of the directors elected at the 2014 annual meeting and each of the nominees for director at the 2015 annual meeting would be elected for a one-year term, and (iii) at the 2016 annual meeting and at annual meetings after 2016, all of the nominees for director would be elected for a one-year term. This would result in the entire Board being elected annually for one-year terms beginning at the 2016 annual meeting of stockholders. If our stockholders do not approve the Board Declassification Amendment, then our Board will remain classified.

Effective November 15, 2011, at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board amended the Company’s Corporate Governance Guidelines to establish a Director retirement age of 72. R. Richard Fontaine, if re-elected at the Meeting to serve on the Board for an additional term, will reach the Director retirement age of 72 during the first year of his next term. In accordance with the Company’s amended Corporate Governance Guidelines, Mr. Fontaine will have to resign from the Board no later than the date of the 2014 annual meeting of stockholders unless the Executive Chairman grants a waiver of the retirement policy as permitted by the retirement policy. Given Mr. Fontaine’s value to the Board and the Company, Mr. DeMatteo, as Executive Chairman, has granted this waiver.

Background information and qualifications with respect to our Board of Directors and nominees for election as Directors appear below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our Directors, the year they first became a Director and the positions they hold with the Company:

Name	Age	Director Since*	Position with the Company
Daniel A. DeMatteo	65	2002	Executive Chairman and Director
J. Paul Raines	49	2012	Chief Executive Officer and Director
Jerome L. Davis(1)	58	2005	Director
R. Richard Fontaine	71	2001	Director
Thomas N. Kelly Jr.(2)	66	2012	Director
Shane S. Kim(2)	50	2011	Director
Steven R. Koonin(3)	55	2007	Director
Stephanie M. Shern(4)	65	2002	Director
Gerald R. Szczepanski(5)	65	2002	Director
Kathy P. Vrabeck(6)	50	2012	Director
Lawrence S. Zilavy(7)	62	2005	Director

*	Includes predecessor companies.
(1)	Chair of Nominating and Corporate Governance Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	Chair of Audit Committee and lead independent Director.
(5)	Chair of Compensation Committee and member of Audit Committee.
(6)	Member of Audit Committee.
(7)	Member of Audit Committee and Nominating and Corporate Governance Committee.

The Board believes that each Director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, the current Directors, as well as the nominees, have extensive experience in a variety of fields including retail, entertainment, video games, consumer marketing, finance, real estate, consulting and communications, each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board also believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a chief executive officer or chief operating officer, as a senior partner in a large services firm and as executive management in other large corporations. All of our current Board members have experience in oversight of public corporations due to their experience on the Board of Directors of GameStop and other companies. The Board believes that the skills and experience of each standing Director and nominee qualify them to serve as a Director of the Company.

Nominees for Election as Director

The following individuals are nominees for Director at the Meeting:

Jerome L. Davis is a Director and Chair of the Nominating and Corporate Governance Committee. Mr. Davis has served as a Director since October 2005. Mr. Davis served as Corporate Vice President of Food and Retail for Waste Management, Inc. from January 2010 to June 2012. Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until December 2009. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a Director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc. (“Apogee”), where he has been a Director since 2004. He previously chaired the Finance and Enterprise Risks Committee of Apogee for five years.

Director Qualifications: Mr. Davis brings to the Board 30 years of experience in Fortune 500 companies and extensive expertise and insight in multiple areas including marketing and sales, strategy development, international business, leadership development, succession planning, executive compensation and information technology. In addition, his experience as a Director of Apogee, including committee service, has given him insights and perspectives on finance, governance, human resources and compensation which benefit the Board.

R. Richard Fontaine is a Director. He served as our Chairman International from June 2010 until March 2013 and as our Executive Chairman of the Board from August 2008 until June 2010. Mr. Fontaine was our Chairman of the Board and Chief Executive Officer from GameStop’s predecessor company’s initial public offering in February 2002 until August 2008. In addition, Mr. Fontaine served as Chief Executive Officer of our predecessor companies from November 1996 to February 2002. He has been an executive officer or director in the video game industry since 1988.

Director Qualifications: Mr. Fontaine brings to the Board 25 years of experience as an executive officer or director in the video game industry and, as one of the founders of GameStop, 17 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer. Mr. Fontaine’s market knowledge and breadth of experience in numerous functions within the Company has resulted in a deep understanding of the opportunities and challenges facing the Company. The Company also benefits from Mr. Fontaine’s entrepreneurial spirit and his network of contacts and relationships within the business community as we pursue new opportunities in our continued business transformation.

Steven R. Koonin is a Director and has served as a Director since June 2007. Mr. Koonin is a member of the Nominating and Corporate Governance Committee. Mr. Koonin is President of Turner Entertainment Networks (“Turner”), which includes TNT, TBS, truTV and Turner Classic Movies. Mr. Koonin joined Turner Broadcasting System in 2000 as Executive Vice President and General Manager of TNT. He added oversight of TBS in 2003 and was promoted to his current position in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company (“Coca-Cola”), including serving as Vice President of Consumer Marketing. Mr. Koonin is also a Director of the Metro Atlanta Chamber of Commerce, the Georgia Aquarium and the Fox Theatre.

Director Qualifications: Mr. Koonin brings to the Board 13 years of executive leadership experience with a leading provider of media entertainment and 14 years of experience with a globally-recognized consumer brand. Through his executive leadership experience at both Turner and Coca-Cola, he brings to the Board deep knowledge of the entertainment industry and content creation and delivery, as well as consumer branding strategy and tactics and insight into promoting growth strategies for consumer businesses.

Stephanie M. Shern is a Director and Chair of the Audit Committee and has served in these capacities since 2002. From 1995 until 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP (“Ernst & Young”) and a member of Ernst & Young’s Management Committee. Mrs. Shern became a Partner at Ernst & Young in 1981 and was with that firm for over 30 years. Mrs. Shern is currently a Director and Chair of the Audit Committee of The Scotts Miracle Gro Company (“Scotts Miracle Gro”) and a Director and member of the Audit and Remuneration Committees of Koninklijke Ahold N.V. (“Royal Ahold”). During the past five years, Mrs. Shern has also served as a Director of Embarq Corp, CenturyLink, Sprint Nextel Corp. (“Sprint Nextel”) and Nextel Communications, Inc. (“Nextel”). Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. She is also a member of Pennsylvania State University’s Smeal College Accounting Advisory Board and a founding member of Tapestry Network’s Lead Director Network.

Director Qualifications: Mrs. Shern brings to the Board vast leadership, financial, international, marketing/consumer industry and retail experience from a nearly 40-year finance career focused significantly on retail and consumer industries in both the United States and abroad. In addition, as a current member of the Audit Committees of Scotts Miracle Gro (where she serves as Chair) and Royal Ahold and as a past member of Audit Committees of the board of directors of other public companies, Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Other Directors whose Terms of Office Continue after the Meeting

Daniel A. DeMatteo is a Director and Executive Chairman, a position he has held since June 2010. He served as our Chief Executive Officer from August 2008 to June 2010. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996. He has served on our Board since 2002 and has been an executive officer in the video game industry since 1988.

Director Qualifications: Mr. DeMatteo brings to the Board 17 years of experience growing GameStop and its predecessor companies into the world’s largest multichannel video game retailer and 25 years of experience as an executive officer in the video game industry. As one of the founders of GameStop, Mr. DeMatteo has demonstrated a record of leadership, innovation and achievement. With his experience with the Company in the roles of Executive Chairman, Vice Chairman, Chief Executive Officer, President and Chief Operating Officer, Mr. DeMatteo provides the Board a unique and valuable perspective on the Company’s operations, strategy and business, including his perspective on the formula for success that has brought the Company to its current industry-leading position. The Company also benefits from Mr. DeMatteo’s entrepreneurial spirit and his extensive network of contacts and relationships within the video game industry as we pursue new opportunities in our continued business transformation.

Thomas N. Kelly Jr. is a Director and a member of the Compensation Committee. He has served as a Director since July 2012. Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel, a

global communications company, from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel, which became Sprint Nextel, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel from 1996 until February 2003. Mr. Kelly currently serves on the Board of Scotts Miracle Gro and as the Chair of its Compensation Committee.

Director Qualifications: Mr. Kelly brings to the Board extensive board experience as well as more than 25 years of leadership in the communications and wireless industries. His broad business knowledge in the communications and wireless industries brings valuable insight in supporting the advancement of the Company’s mobile and digital strategies.

Shane S. Kim is a Director and a member of the Compensation Committee. He has served as a Director since July 2011. Mr. Kim worked for Microsoft Corporation (“Microsoft”) for almost 20 years, retiring in January 2010. For the last 15 years at Microsoft, Mr. Kim was with Microsoft’s Interactive Entertainment Business division, most recently as its Corporate Vice President of Strategy and Business Development. Before that, Mr. Kim was the Corporate Vice President of Microsoft Game Studios, where he oversaw a team of approximately 1,000 programmers, designers, artists and producers developing a broad range of Xbox 360 and Windows titles. Since retiring from Microsoft in January 2010, Mr. Kim has been an independent adviser to companies in the interactive entertainment and digital media industries.

Director Qualifications: Mr. Kim brings to the Board nearly 21 years of experience in the constantly evolving video game industry and the associated rapidly changing technological landscape. His broad video game knowledge, his knowledge of Microsoft (one of the Company’s largest suppliers) and business experience bring valuable insight in supporting the advancement of the Company’s business and digital strategies.

J. Paul Raines is a Director and is GameStop’s Chief Executive Officer, a role he has held since June 2010. He served as GameStop’s Chief Operating Officer from September 2008 to June 2010. Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot (“Home Depot”) in various management positions in retail operations, including as Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean and ten years with Kurt Salmon Associates in their consumer products group. Mr. Raines serves on the Board of Directors of Advance Auto Parts, Inc. (“Advance Auto Parts”) and is the Chair of its Compensation Committee. He also serves on the Board of Trustees of the Georgia Tech Foundation, a non-profit organization.

Director Qualifications: Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board benefits from Mr. Raines’ insights gained from his experience and expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing. Additionally, Mr. Raines’ service on the Advance Auto Parts Board of Directors and one of its committees provides the Board an additional unique perspective into corporate management and board dynamics at another specialty retail public company.

Gerald R. Szczepanski is a Director and has served as a Director for the Company and its predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee and a member of the Audit Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11). Mr. Szczepanski is also a Director of Rush Enterprises, Inc.

Director Qualifications: Mr. Szczepanski brings to the Board over 36 years of experience in the retail business. He has extensive leadership experience as both a chairman and a chief executive officer of a public company in the specialty retail industry.

Kathy P. Vrabeck is a Director and a member of the Audit Committee. She has served as a Director since June 2012. She is currently a Partner at Heidrick & Struggles International, Inc. (“Heidrick & Struggles”) in their Media, Entertainment and Digital practice. Prior to joining Heidrick & Struggles in July 2011, Ms. Vrabeck was with Legendary Pictures from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next-generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc. (“EA”) where she served as President, EA Casual Entertainment and led EA’s efforts in the fastest growing segments of the video game market: mobile, online, social networking and global media sales. Prior to joining EA, Ms. Vrabeck was with Activision, Inc. (“Activision”) from August 1999 to April 2006 where she served as President, Activision Publishing, overseeing Activision’s product development and global brand management and publishing operations. Earlier in her career, Ms. Vrabeck held various marketing, sales and finance positions with ConAgra, The Pillsbury Company, Quaker Oats and Eli Lilly and Company. Ms. Vrabeck currently serves on the DePauw University Board of Trustees.

Director Qualifications: Ms. Vrabeck brings to the Board nearly 10 years of experience in senior executive leadership positions with major game and film makers. Her digital entertainment knowledge, her knowledge of two of the Company’s largest suppliers and her business experience brings valuable insight in supporting the advancement of the Company’s business and digital strategies.

Lawrence S. Zilavy is a Director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. He has served as a Director since October 2005. Since October 2009, Mr. Zilavy has been employed by a private family investment office. Mr. Zilavy was a Senior Vice President of Barnes & Noble College Booksellers, Inc. from May 2006 to September 2009. He was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. (“Barnes & Noble”) from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble from June 2002 through April 2003. Prior to joining Barnes & Noble, Mr. Zilavy had a 25-year career in banking. Mr. Zilavy is also a Director of The Hain Celestial Group, Inc., a leading natural and organic food and personal care products company, and the non-profit arts education institution The Harlem School of the Arts. During the past five years, Mr. Zilavy has also served as a Director of Barnes & Noble.

Director Qualifications: Mr. Zilavy brings to the Board significant senior executive-level experience in a large specialty retail company and experience on public company boards. This experience, together with Mr. Zilavy’s nearly 25 years of experience as a banker, provides the Board strong financial, operating and governance expertise.

Meetings and Committees of the Board

The Board of Directors met ten times during the fiscal year ended February 2, 2013 (“fiscal 2012”). All Directors who were Directors for the full fiscal year attended at least 75% of all of the meetings of the Board of Directors and the committees thereof on which they served during fiscal 2012.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee’s principal functions include reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent public accounting firm concerning the scope of their audit of the books and records of the Company, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit

Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the Board of Directors for approval. The current members of the Audit Committee are Stephanie M. Shern (Chair), Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy, all of whom are “independent” Directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board of Directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met eleven times during fiscal 2012.

Compensation Committee

The principal function of the Compensation Committee is, among other things, to make recommendations to the Board of Directors with respect to matters regarding the approval of employment agreements, management and consultant hiring and executive compensation. The Compensation Committee is also responsible for administering our GameStop Corp. 2011 Incentive Plan (the “2011 Incentive Plan”), our Fourth Amended and Restated 2001 Incentive Plan (the “2001 Incentive Plan”), and our Second Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Supplemental Compensation Plan”). The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Shane S. Kim and Thomas N. Kelly Jr., all of whom meet the independence standards of the NYSE. The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met seven times during fiscal 2012.

Nominating and Corporate Governance Committee

The principal function of the Nominating and Corporate Governance Committee is, among other things, to review and recommend to the Board candidates for service on the Board and its committees, including the renewal of existing Directors, and to recommend to the Board the corporate governance guidelines applicable to the Company. The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Steven R. Koonin and Lawrence S. Zilavy, all of whom meet the independence standards of the NYSE. Our Board of Directors has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met seven times during fiscal 2012.

Minimum Qualifications

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for Directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for Director are selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board of Directors’ duties. While the selection of qualified Directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each Director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.

Nominating Process

Consideration of new Board of Director nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent Directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. When nominating a sitting Director for re-election at an annual meeting, the Nominating and Corporate Governance Committee considers the Director’s performance on the Board of Directors and its Committees and the Director’s qualifications in respect of the foregoing.

Consideration of Stockholder-Nominated Directors

Stockholders have the right to submit nominations for persons to be elected to the Board of Directors as described below. If such a nomination occurs and if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Board of Directors deems necessary or appropriate, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the number of shares of the Company that are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a Director if elected.

Corporate Governance

Codes of Ethics

The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and any Executive Vice President of the Company or Vice President of the Company employed in a finance or accounting role. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees and non-employee Directors. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Claw-back Policy

The Company has adopted a claw-back policy which requires the Board, when permitted by law, to require reimbursement of annual incentive payments or long-term incentive payments from a current or former executive officer of the Company where the payment was predicated upon achieving certain financial results or other operating metrics, and either (1) the Board determines in its good faith judgment that such financial results or other operating metrics were achieved in whole or part as a result of fraud or other misconduct on the part of such executive, or fraud or other misconduct of other employees of the Company of which such executive had knowledge, whether or not such conduct results in any restatement of Company financial statements filed with the SEC, or (2) such financial results or other operating metrics were the subject of a restatement of Company financial statements filed with the SEC, and a lower payment would have been made to the executive officer based upon the restated financial results. The Company will, to the fullest extent possible under applicable law, seek to recover from the individual executive officer, in the case of (1), the full amount of the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to such financial results), and in the case of (2), the amount by which the individual executive officer’s incentive payments for the relevant period (including, at a minimum, for the three-year period prior to the restatement of financial results) exceeded the lower payment that would have been made based on the restated financial results.

Equity Ownership Policy

The Board believes that it is important for each executive officer and non-employee Director of the Company to have a financial stake in the Company to help align the executive officer’s or non-employee Director’s interests with those of the Company’s stockholders. To that end, the Company has an equity ownership policy requiring that each executive officer and non-employee Director of the Company maintain ownership of Common Stock with a value of at least the following multiples of base salary or annual cash retainer for service on the Board:

Executive Officer or Non-employee Director	Stock Ownership Multiple
Executive Chairman	5 times base salary
Chief Executive Officer	5 times base salary
President or Executive Vice President	3 times base salary
Non-employee Director	5 times annual cash retainer

New executive officers or non-employee Directors of the Company will be given a period of five (5) years to attain full compliance with these requirements. These requirements will be reduced by 50% after an executive reaches age 62 in order to facilitate appropriate financial planning.

For purposes of these determinations, (i) stock ownership includes shares of Common Stock which are directly owned or owned by family members residing with the executive officer or non-employee Director, or by family trusts, as well as vested options and vested restricted stock, and unvested restricted stock or equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to such executive officer or non-employee Director under any deferred compensation plan, and (ii) Common Stock shall be valued per share using the 200-day trailing average NYSE per share closing price.

Anti-Hedging Policy

Given that the aim of ownership of Common Stock is to ensure that employees and Directors of the Company have a direct personal financial stake in the Company’s performance, hedging transactions on the part of employees and Directors of the Company could be contrary to that purpose. Therefore, the Company has adopted an anti-hedging policy which states that the implementation by an employee or Director of the Company of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments

(including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) based upon the value of Common Stock and applied to equity securities granted to such employee or Director, or held, directly or indirectly, by such employee or Director, is strictly prohibited.

Corporate Governance Guidelines; Certifications

The Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Texas 76051.

Our Chief Executive Officer has submitted to the New York Stock Exchange the annual certification required by Section 303A.12(a) of the NYSE Company Manual. In addition, the Company has filed with the Securities and Exchange Commission as exhibits to its Annual Report on Form 10-K for the fiscal year ended February 2, 2013 the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act relating to the quality of its public disclosure.

Communications Between Stockholders and Interested Parties and the Board of Directors

Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors (including the presiding Director of the executive sessions of the non-management Directors or the non-management Directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the Board of Directors are expected to attend in person the Company’s annual meeting of stockholders and be available to address questions or concerns raised by stockholders. Ten of the Company’s 11 Directors attended the 2012 GameStop annual meeting of stockholders.

Director Independence; Independence Determination

Our Board has adopted the definition of independence in the listing standards of the NYSE. In its assessment of Director independence, our Board considers all commercial, charitable and other relationships and transactions that any Director or member of his immediate family may have with us, with any of our affiliates or with any of our consultants or advisers.

Our Board has affirmatively determined that each of Jerome L. Davis, Thomas N. Kelly Jr., Shane S. Kim, Steven R. Koonin, Stephanie M. Shern, Gerald R. Szczepanski, Kathy P. Vrabeck and Lawrence S. Zilavy is independent under the NYSE standards as well as under standards set forth in SEC regulations, and that the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Directors under the foregoing standards. Our Board did not determine Messrs. Raines, Fontaine and DeMatteo to be independent because of their current or former executive positions with us.

The non-management Directors of the Company hold regularly scheduled executive sessions without management present at least once annually and the independent Directors hold at least one meeting annually with only independent Directors present. The presiding Director for each non-management or independent Director executive session is Mrs. Shern.

Board Leadership Structure

The Board’s current leadership structure is comprised of an Executive Chairman position that is separate from the Chief Executive Officer position, as well as ten other Directors of which eight are independent, including a lead independent Director who is also the Chair of the Audit Committee. Under the Board’s current structure, Mr. DeMatteo is the Executive Chairman and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. DeMatteo’s in-depth knowledge of the Company’s business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. In addition, this structure facilitates better communication between management and the Board and allows Mr. DeMatteo to more effectively execute the Company’s strategic initiatives, including the implementation of the Company’s multichannel retail strategy. Mr. J. Paul Raines, the Chief Executive Officer of the Company, also serves as a Director. The Board believes that Mr. Raines’ service as a Director further enhances the Board’s oversight of the Company’s day-to-day operations and provides additional management expertise with respect to the complexities of the Company’s business units, including the existing store base, international operations and the new digital and mobile initiatives. The Board believes that at this time the Company’s stockholders are best served by this structure as it helps facilitate the Company’s continuing transition to a multichannel retailer. All Directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, the lead independent Director presides over regularly scheduled meetings with the other non-management Directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.

Declassification of Board

As indicated above, the Board recommends that stockholders approve the Board Declassification Amendment to phase-in the elimination of the classification of the Board. For further information regarding the proposed declassification of the Board, see Proposal 3.

Risk Oversight

Responsibility for risk oversight resides with the full Board of Directors. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and holding periods or claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position
Daniel A. DeMatteo	65	Executive Chairman
J. Paul Raines	49	Chief Executive Officer
Tony D. Bartel	49	President
Robert A. Lloyd	51	Executive Vice President and Chief Financial Officer
Michael K. Mauler	52	Executive Vice President, GameStop International
Michael P. Hogan	54	Executive Vice President, Strategic Business and Brand Development

In this Proxy Statement, the term “Named Executive Officers” means our Executive Chairman, Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President, GameStop International.

Roles of Executive Chairman and Chief Executive Officer

The Company employs an Executive Chairman (Mr. DeMatteo) and a Chief Executive Officer (Mr. Raines). As Executive Chairman, Mr. DeMatteo is responsible for the leadership and coordination of the activities of the Board of Directors, for overseeing the strategic direction of the Company and for providing guidance to the Company’s Chief Executive Officer and other executives. From June 2010 through the end of the fiscal year ended January 28, 2012 (“fiscal 2011”), Mr. DeMatteo was directly managing four of the Company’s senior executives. Beginning in fiscal 2012, Mr. DeMatteo no longer has direct supervision of Company executives other than Mr. Raines. Mr. DeMatteo’s compensation for fiscal 2012 was reduced accordingly as his role as Executive Chairman continued to evolve.

As Chief Executive Officer, Mr. Raines has responsibility for development and execution of our strategic plans, for leadership and oversight of all of the Company’s day-to-day operations and performance.

From June 2010 until March 2013, the Company employed Mr. Fontaine as Chairman International. In this role, Mr. Fontaine consulted with the Company on its international and overall strategies and operations, relying on his experience as one of the Company’s founders and its former Chairman and Chief Executive Officer and then its Executive Chairman. In these roles, Mr. Fontaine had direct oversight of our international operations for seven years. Mr. Fontaine now serves as a Director of the Company and is nominated for re-election at the Meeting.

Business Experience of Executive Officers

Information with respect to executive officers of the Company who are also Directors or nominees for Director is set forth in “Information Concerning the Directors and Nominees” above.

Tony D. Bartel is President of GameStop, a role he has held since June 2010. He served as the Executive Vice President of Merchandising and Marketing from March 2007 to June 2010. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation where he was the Chief Administrative Officer from May 2003 to May 2005. From 1989 to May 2003, Mr. Bartel held various positions with PepsiCo and Yum! Brands, Inc., including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick.

Robert A. Lloyd is Executive Vice President and Chief Financial Officer, a role he has held since June 2010. He served as our Interim Chief Financial Officer from February 2010 to June 2010. Mr. Lloyd also served as our Chief Accounting Officer, a position he held from October 2005 to February 2010. Prior to that, Mr. Lloyd was the Vice President - Finance of GameStop or its predecessor companies from October 2000 and was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From May 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to May 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant. Mr. Lloyd currently serves on the Board of Directors of the Make-A-Wish Foundation of North Texas, a non-profit organization.

Michael K. Mauler has been Executive Vice President of GameStop International since January 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since October 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique. Mr. Mauler has also held senior management positions for Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.

Michael P. Hogan is the Executive Vice President of Strategic Business and Brand Development, a role he has held since August 2012. He joined GameStop in February 2008 as Senior Vice President and Chief Marketing Officer. Previously, Mr. Hogan served as a Principal with Strategic Frameworking, a strategic consulting firm. Mr. Hogan also served as a Senior Vice President of Marketing at Dean Foods and as Vice President of International Marketing at Frito-Lay.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our Common Stock and exercisable options to purchase such stock beneficially owned on May 2, 2013 by each Director and each of the executive officers named in the Summary Compensation Table, each holder of 5% or more of our Common Stock and all of our Directors and executive officers as a group. Except as otherwise noted, the individual Director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. The total number of shares of our Common Stock outstanding as of May 2, 2013 was 118,855,826.

Shares Beneficially Owned
Name	Number(1)%
FMR LLC	18,623,985(2)	15.7
82 Devonshire Street
Boston, MA 02109
The Vanguard Group.	7,106,851(3)	6.0
100 Vanguard Boulevard
Malvern, PA 19355
RS Investment Management Co. LLC	6,969,004(4)	5.9
388 Market Street, Suite 1700
San Francisco, CA 94111
BlackRock, Inc.	6,677,174(5)	5.6
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC.	6,307,655(6)	5.3
745 Fifth Avenue
New York, NY 10151
Daniel A. DeMatteo	755,228(7)	*
J. Paul Raines	632,672(8)	*
Tony D. Bartel	586,380(9)	*
Robert A. Lloyd	305,726(10)	*
Michael K. Mauler	235,467(11)	*
Jerome L. Davis	46,150(12)	*
R. Richard Fontaine	648,898(13)	*
Thomas N. Kelly Jr.	11,694(14)	*
Shane S. Kim	13,980(15)	*
Steven R. Koonin	24,540(12)	*
Stephanie M. Shern	46,524(16)	*
Gerald R. Szczepanski	162,260(17)	*
Kathy P. Vrabeck	11,100(14)	*
Lawrence S. Zilavy	43,860(12)	*
All Directors and executive officers as a group (16 persons)	3,762,211(18)	3.1

*	Less than 1.0%.
(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after May 2, 2013 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.
(2)	Information compiled from Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2013.
(3)	Information compiled from Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2013.
(4)	Information compiled from Amendment No. 2 to Schedule 13G filed with the SEC on February 15, 2013.

(5)	Information compiled from Amendment No. 5 to Schedule 13G filed with the SEC on February 8, 2013.
(6)	Information compiled from Schedule 13G filed with the SEC on January 11, 2013.
(7)	Of these shares, 400,000 are issuable upon exercise of stock options and 166,765 are restricted shares.
(8)	Of these shares, 390,830 are restricted shares.
(9)	Of these shares, 165,000 are issuable upon exercise of stock options and 258,290 are restricted shares.
(10)	Of these shares, 42,000 are issuable upon exercise of stock options and 197,542 are restricted shares.
(11)	Of these shares, 38,000 are issuable upon exercise of stock options and 141,925 are restricted shares.
(12)	Of these shares, 8,780 are restricted shares.
(13)	Of these shares, 382,000 are issuable upon exercise of stock options and 8,780 are restricted shares.
(14)	All of these shares are restricted shares.
(15)	Of these shares, 10,840 are restricted shares.
(16)	Of these shares, 31,000 are issuable upon exercise of stock options and 8,780 are restricted shares.
(17)	Of these shares, 48,000 are issuable upon exercise of stock options and 8,780 are restricted shares.
(18)	Of these shares, 1,106,000 are issuable upon exercise of stock options and 1,417,396 are restricted shares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Thomas N. Kelly Jr., Shane S. Kim, Stephanie M. Shern until August 2012 and Edward A. Volkwein until he ceased to serve as a Director following our 2012 annual meeting, none of whom has ever been an employee of the Company. No member of the committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

The Compensation Committee believes that the Company’s Directors and senior executives should be compensated commensurate with their success in maintaining the growth, profitability, cash flow and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. The Company’s strategic initiatives are critical to providing ongoing and sustained value as they transition the Company into a multichannel retailer and have resulted in market share growth over the past few years, while also driving opportunities in emerging markets, including digital gaming and mobile business, in the future. The Compensation Committee will continue to develop and recommend compensation programs to support these critical objectives. The Board of Directors will continue to have sole approval rights over the Compensation Committee’s recommendations.

In response to stockholder input, in the last three years, we made a number of enhancements to our executive compensation disclosures and our executive compensation program, including increasing the amount of each Named Executive Officer’s total compensation package tied to performance measures. Prior to the fiscal year ended January 29, 2011 (“fiscal 2010”), the Company historically had 33% or less of executive compensation tied to performance measures. Since the beginning of fiscal 2011, the Compensation Committee targeted between 50% to 67% of each Named Executive Officer’s total compensation to be tied to performance measures.

2012 Performance

Despite a challenging economic environment and a significant decline in sales in the video game industry in fiscal 2012, the Company delivered strong performance during the fiscal year, including making substantial progress on the Company’s strategic initiatives to develop into a multichannel marketer and retailer of one of the largest entertainment categories — games, both digital and physical, as well as expansion of the Company’s mobile business. All of these factors were reflected in our share price and in our executive compensation outcomes. Under the leadership of Messrs. DeMatteo, Raines and Bartel, the Company completed the following initiatives in fiscal 2012 in support of our overall strategy:

•

Continued the growth of PowerUp Rewards, the Company’s customer loyalty program which was launched during fiscal 2010, expanding from 15.9 million members by the end of fiscal 2011 to 22.3 million members by the end of fiscal 2012;

•	Outperformed the video game market by 13%, as the U.S. video game market declined 22% during fiscal 2012 while the Company’s revenues declined only 7%;

•	Expanded gross margins by 170 basis points over fiscal 2011 and 400 basis points since 2008;

•	Grew digital receipts from $453 million in fiscal 2011 to $630 million in fiscal 2012, achieving growth of 39%;

•

Continued the expansion of our mobile business, which includes buying, selling and trading pre-owned mobile devices, tablets and related accessories from revenues of $11 million in fiscal 2011 to over $180 million in fiscal 2012; and

•	Completed the acquisition of BuyMyTronics, Inc., which enabled the Company to expand its mobile business.

Additionally, under the effective leadership of Messrs. DeMatteo, Raines and Lloyd, the Company continued to demonstrate disciplined capital allocation, with the following accomplishments:

•	Reduced capital expenditures by $25.5 million, or over 15%;

•	Generated record free cash flow of over $480 million;

•

Repurchased 19.9 million shares of its Common Stock at an average price of $20.60 per share for a total of $409 million, bringing cumulative share repurchases since January 2010 to 54.3 million shares at an average price of $20.47 per share for a total of $1.1 billion;

•	Initiated a quarterly dividend in February 2012 of $0.15 per share;

•	Increased the quarterly dividend in August 2012 by 67%, to $0.25 per share; and

•	Returned 106% of free cash flow to stockholders.

As a result of the Company’s strong free cash flow performance, the Company continued to deliver on its commitment to return value and capital to stockholders by increasing the quarterly dividend by an additional 10% in February 2013 to $0.275 per share.

The Company’s share price increased from $24.32 at the close of the last trading day of fiscal 2011 to $24.69 at the close of the last trading day of fiscal 2012, an increase of 1.5%. When coupled with the effect of the dividend, the Company’s total shareholder return for fiscal 2012 was 5.4%. Since the beginning of the fiscal year ending February 1, 2014 (“fiscal 2013”), the Company’s share price has increased 47.1% to $36.31 as of May 2, 2013, outperforming the Standard & Poor’s 500 (the “S&P 500”) which rose 5.6% during the same time frame.

The Company achieved 92% of the targeted operating earnings related to the short-term incentive award for fiscal 2012 and, as a result, the Compensation Committee and the Board authorized payment of only 75% of the targeted award in accordance with the terms of the Supplemental Compensation Plan for eligible Named Executive Officers and 80% for all other bonus eligible employees. The Company achieved 92% of the targeted earnings per share related to the long-term incentive performance award for fiscal 2012 and, as a result, the Compensation Committee and the Board authorized payment of only 80% of the targeted award for Named Executive Officers. The achievement and targets are discussed in greater detail in the “Key Elements of Compensation” section below.

At the beginning of fiscal 2012, the Named Executive Officers were awarded the typical annual compensation package consisting of salaries, annual short-term incentive cash bonuses and long-term incentives which consisted of time-vested restricted stock to be vested over three years, restricted stock with a one-year performance measure to be vested over three years and restricted stock with a three-year performance measure that vests to the extent earned at the end of the three years. The targeted portion of the compensation award to the Chief Executive Officer that could be earned based on the completion of fiscal 2012 and the measurement of fiscal 2012 results was 86% of the targeted total compensation. The remaining 14% of the compensation awards will be measured after the completion of fiscal 2014. As indicated above, the Company achieved 92% of both the short-term incentive target and the long-term incentive target for fiscal 2012. As a result, the Chief Executive Officer has so far earned only 76% of the targeted total compensation (compared to the 86% that was possible).

The video game industry and the Company are in the late stages of the current cycle of video game hardware platforms. Since 2008, this has created a 38% cumulative decline in the U.S. market for physical video game products and significant uncertainty for the Company as there had been little known about the next cycle of video game hardware platforms, including timing of introduction and the effect that possible features may have on the Company and its business. Despite these uncertainties and the decline in the video game category, since 2008, the Company has maintained strong earnings, grown free cash flow, eliminated $550 million in debt and returned over $1.2 billion in free cash flow to stockholders in the form of buybacks and dividends. However, despite these many financial and strategic accomplishments in the past few fiscal years, our three-year and five-year total stockholder returns remain disappointing due to the overriding uncertainty in the industry.

As a large portion of the annual compensation to our Named Executive Officers continues to be tied to performance measures and as a significant portion of that compensation is in the form of stock options and restricted stock grants, we believe that the interests of our Named Executive Officers remain strongly aligned with those of our stockholders. Additionally, we believe our accomplishments in fiscal 2012 and prior years have set the stage for achieving our long-term strategic and financial goals and delivering long-term stockholder value. More has become known about the timing and impact of the release of next-generation gaming platforms as Sony has released information about the late 2013 launch of the new PlayStation 4. As we enter a new console cycle, we believe we are poised to deliver improved performance by driving new console sales using the market share we have gained, the relationships we have built with console makers and publishers, the marketing programs we have built, the ability to market to the PowerUp Rewards membership and the continued growth of our digital and mobile businesses.

Recent Compensation Events

Reduction in Compensation for Executive Chairman

As part of the continued transition of management responsibilities to a new generation of leadership, the role of Daniel A. DeMatteo, our Executive Chairman, has been evolving in the last several years. As Executive Chairman, Mr. DeMatteo continues to coordinate the activities of the Company’s Board and is involved on a daily basis in overseeing the strategic direction of the Company and in oversight of the Company’s Chief Executive Officer as he manages day-to-day operations. Mr. J. Paul Raines, the Company’s Chief Executive Officer, reports directly to Mr. DeMatteo; however, Mr. DeMatteo routinely meets with many members of management to discuss strategy, results of operations, issues and risks facing the Company and other day-to-day business matters.

Due to the continued evolution of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee has reduced the compensation package for Mr. DeMatteo since 2011. The compensation package was reduced approximately $2.2 million, or 30%, from fiscal 2011 to fiscal 2012 to align Mr. DeMatteo’s compensation with compensation packages typical for the executive chairman role he occupies. The overall compensation package for fiscal 2012 for Mr. DeMatteo was set by the Compensation Committee after consideration of the pay packages for executive chairmen for the approximately 80 companies in the S&P 500 that had an executive chairman role. Mr. DeMatteo’s fiscal 2013 total targeted compensation package of approximately $4.75 million was reduced approximately 9% from his total targeted compensation for fiscal 2012 and is approximately 67% of the fiscal 2013 total targeted annual compensation package of approximately $7.2 million for Mr. Raines.

2012 Performance-Based Retention Grants

At the beginning of fiscal 2012, the Compensation Committee considered the multiple challenges which could impact the long-term success of the Company, including:

•	Continued transition of management responsibilities to a new generation of leadership;

•	Continued transformation of the Company from a brick & mortar retailer into a multichannel retailer encompassing on-line retailing and operating various digital gaming properties;

•	Continued efforts to consolidate and right-size international operations;

•	Preparing for the anticipated release of next-generation gaming platforms while managing the decline of the current generation of consoles and related consumer demand; and

•	A challenging economic climate, affecting aggregate consumer demand and, in particular, consumer discretionary spending.

In light of these challenges, the Compensation Committee created a special long-term award to recognize the importance of maintaining and improving the financial and operating performance of the business. At the same time, the Compensation Committee desired to create a program that supports the retention of a highly talented and capable management team. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel, Lloyd and Mauler in meeting the challenges described above. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel, Lloyd and Mauler through the fiscal year ended January 31, 2015 (“fiscal 2014”). The value of the grant for each individual represented a multiple of three times their fiscal 2012 annual salary. The shares granted were subject to a performance target tied to 20% growth in net earnings for fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. The Compensation Committee selected net earnings as a performance measure because it believes it is an appropriate measure of long-term stockholder value creation. These awards vest in their entirety following measurement of the performance against the target following fiscal 2014 according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 50% of Target	None
50% or more but less than 100% of Target	Scaled between 50% and 100%
100% or more of Target	100%

In developing the targeted net earnings and the related performance achievement scale, the Compensation Committee sought to create an award that balanced the objectives of incentivizing long-term growth in net earnings and retaining Messrs. Raines, Bartel, Lloyd and Mauler for the three-year period. The targeted net earnings growth is tied to a very challenging but achievable three-year plan. The performance target was designed to be challenging while recognizing certain uncertainties including, but not limited to, the difficult global economic climate and the timing of the release of next-generation gaming platforms. To achieve the desired objectives of the grant and to manage the total value delivered to the executives in the context of the total compensation program, the maximum award achievement was capped at 100%.

Response to Advisory Vote on Executive Compensation

A majority of the Company’s stockholders (79% of votes cast) approved the fiscal 2010 compensation for our Named Executive Officers at the 2011 annual meeting of stockholders in the first advisory vote on executive compensation and approved voting on executive compensation annually. A substantial majority of the Company’s stockholders (97% of votes cast) approved the fiscal 2011 compensation for our Named Executive Officers at the 2012 annual meeting of stockholders in the advisory vote on executive compensation. In recognition of the evolving market practices on executive compensation, the Compensation Committee continues to evaluate the Company’s executive compensation policies. This process considers the feedback we receive from stockholders and proxy advisory firms with respect to our compensation policies and practices. The following is a discussion of the primary feedback we received leading up to and following the 2011 annual stockholders’ meeting and our responses to that feedback.

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Feedback — In fiscal 2010, the Company employed an Executive Chairman, a Chief Executive Officer and a Chairman International (a founder and former Chairman and Chief Executive Officer of the Company). Feedback indicated the Company had three positions paid at the Chief Executive Officer level.

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Response — In connection with the transition of management responsibilities to a new generation of leadership, the Company employed an Executive Chairman, a Chief Executive Officer and a Chairman International from June 2010 through February 2013. During fiscal 2010, each of these three named executives received salaries, targeted short-term incentive compensation and targeted long-term incentive compensation totaling $7.4 million, $7.0 million and $7.2 million, respectively. During fiscal 2011, the Executive Chairman and Chief Executive Officer received salaries, short-term incentive compensation and long-term incentive compensation totaling $7.4 million and $7.1 million, respectively, while the Chairman International, as per his employment agreement, received a salary of $600,000 and a restricted stock and cash bonus grant consistent with those awarded to non-employee members of our Board of Directors. For fiscal 2012, the Executive Chairman and Chief Executive Officer continued to receive salaries, short-term incentive compensation and long-term incentive compensation, with the Executive Chairman’s compensation package reduced by 30% as described above. Targeted total fiscal 2012 pay packages for the Executive Chairman and Chief Executive Officer were $5.2 million and $7.1 million, respectively, while the employment agreement for the Chairman International stated that he would continue to receive a salary of $600,000 and long-term incentives comparable to those awarded to non-employee members of the Board of Directors until the expiration of his employment agreement in March 2013. As a result of these changes, the pay of the Executive Chairman was more closely aligned with pay normally associated with his role. Targeted total fiscal 2013 pay packages for the Executive Chairman and Chief Executive Officer were $4.75 million and $7.2 million, respectively. The employment agreement for the Chairman International expired in March 2013 and he is now a non-employee director compensated in the same manner as our other non-employee directors.

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Feedback — A portion of the long-term incentive award during fiscal 2009, fiscal 2010 and fiscal 2011 was awarded in cash. The feedback was focused on the use of the cash portion of the award to pay related income taxes.

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Response — The primary purpose of the award of cash, as disclosed in previously filed proxy materials, was to preserve the pool of shares available under the Company’s 2001 Incentive Plan. Following the approval of the 2011 Incentive Plan by the Company’s stockholders at the 2011 annual meeting of stockholders, the Company had over nine million shares available for grant and the concern about preserving the pool of shares available for grant was eliminated. The awards of long-term incentives to the Named Executive Officers in February 2012 and February 2013 consisted entirely of restricted stock and stock options, thereby eliminating any cash awards.

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Feedback — During fiscal 2011, the Compensation Committee implemented a performance-based component to the long-term incentive awards for the Named Executive Officers such that 50% of the award was tied to performance to be measured after one-year, with the portion earned then vesting over three years. The feedback was that the one-year performance measure was not long-term in nature.

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Response — In February 2012 and February 2013, 50% of the long-term incentive awards granted by the Compensation Committee were tied to performance, with one-half of the performance portion tied to a one-year performance measure tied to earnings per share and one-half tied to a three-year performance measure tied to return on invested capital. The Compensation Committee believes that this modified long-term incentive compensation program combined with the Company’s strong stock ownership guidelines and annual bonus program creates an overall incentive program that maximizes both short-term and long-term performance and alignment with stockholders. In addition, in February 2012, the Compensation Committee awarded a special long-term award tied to a three-year performance target based on net income that supports retention of the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer and Executive Vice President, GameStop International for three years while the Company progresses on its strategic initiatives. As a result of these changes, 40%, 47%, 47% and 49% of targeted compensation for fiscal 2012 of Messrs. Raines, Bartel, Lloyd and Mauler, respectively, was tied to three-year performance. The portion of overall compensation tied to performance (including the retention award) for the compensation plans awarded for fiscal 2012 for Messrs. Raines, Bartel, Lloyd and Mauler represents 70%, 69%, 69% and 70%, respectively, of total targeted compensation, as compared to 57%, 50%, 50% and 50%, respectively, for fiscal 2011.

In light of the strong support received from shareholders in 2012, the program was reviewed and the Compensation Committee responded to the following feedback:

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Feedback — The peer group used in fiscal 2011 was comprised of all specialty retailers in the S&P 500. The feedback was that the size of some peer companies were not appropriate relative to GameStop’s size.

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Response — The Compensation Committee reevaluated the peer group in fiscal 2012, selecting specialty retailers within an appropriate size range relative to GameStop. In general, the peers are within 50% to 200% of GameStop’s revenue and 20% to 500% of GameStop’s market capitalization, which the Compensation Committee believed to be reasonable size criteria.

General

The Company’s executive officer compensation program is administered by the Compensation Committee of the Board of Directors. The program is based upon the following guiding principles:

1.	Total compensation provided by the Company to its executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.	The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.	Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentives, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.	The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to the operations of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus and is measured by the Company’s operating earnings and growth, among other factors. Long-term performance is rewarded through restricted stock and stock options, some of which are subject to performance measures tied to earnings.

The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. These policies include various factors to help mitigate risk, including fixed compensation components and variable components that include mitigating factors such as a consistent structure across all business units, generally involving consolidated income components; targeted award amounts that are not significant as a percentage of revenue; and holding periods and claw-back provisions. The Compensation Committee and management also regularly review the Company’s compensation policies to determine effectiveness and to assess the risk they present to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Role of Compensation Consultants and Market Benchmarking

The Compensation Committee believes that an independent compensation consultant can play an essential role in the process of providing an impartial evaluation of compensation programs and practices and such consultants can and should provide independent recommendations and points of view to assist the Compensation Committee in developing effective recommendations and evaluating the Company’s pay practices. Therefore, when appropriate, the Compensation Committee will utilize an independent compensation consultant who will report to and take direction from the Compensation Committee. The consultant’s research and viewpoints then provide one of several necessary data points that will be used to determine the Compensation Committee’s specific compensation recommendations to the Board of Directors.

Fiscal 2011

In fiscal 2010 and fiscal 2011, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to advise the Compensation Committee on executive compensation matters. In fiscal 2011, Pay Governance was engaged to perform the following on behalf of the Compensation Committee:

•	Review the Company’s existing executive compensation practices;

•	Assist in the evaluation of the Company’s peer group and make recommendations for potential changes;

•	Assist the Company in the design of long-term incentive strategies, including performance-based incentives;

•	Evaluate each key element of the existing compensation program and the total compensation program relative to the Company’s peers;

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Review the executive compensation program for the Company’s Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International;

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Assist the Company in the evaluation and development of performance-based retention grants for the Company’s Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International;

•	Review the executive compensation program for the Company’s Executive Chairman in consideration of the continued transition of the role of the Company’s Executive Chairman; and

•	Review drafts of the proxy statement and provide comments on the Compensation Discussion and Analysis section and supporting tables.

In performing its assessment of the Company’s executive compensation packages, Pay Governance considered proxy data for the peer group comprised of all the other specialty retailers in the S&P 500. The peer group used to analyze compensation in preparation for fiscal 2012 included Abercrombie & Fitch, AutoNation, AutoZone, Bed Bath & Beyond, Best Buy, CarMax, Gap, Home Depot, Limited Brands, Lowes, O’Reilly Automotive, Ross Stores, Staples, Tiffany & Co., TJX Companies and Urban Outfitters.

Elements of compensation which were analyzed included base salary, annual incentive bonus, targeted total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). The purpose of this engagement was to determine whether the Company’s total compensation plan and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock-based) were reasonable considering the Company’s peers and to determine whether the elements of the Company’s compensation program which were based on performance measures were reasonable considering the Company’s peers.

In light of the challenges facing the Company as detailed previously, the Compensation Committee created a special long-term award to recognize the importance of maintaining and improving the financial and operating performance of the business. At the same time, the Compensation Committee desired to create a program that supports the retention of a highly talented and capable management team. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel, Lloyd and Mauler in meeting the challenges described above. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel, Lloyd and Mauler for a three-year period. The value of the grant for each individual represents a multiple of three times their 2012 annual salary. The shares granted are subject to a performance target tied to 20% growth in net earnings in fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. These awards vest in their entirety following measurement of the performance against the target following fiscal 2014, including partial vesting for achievement of specified percentages of the target.

Research by Pay Governance indicated that executive compensation tied to performance measures made up approximately 55% to 65% of the total executive compensation package within the peer group. Prior to fiscal 2010, the Company historically had 33% or less of executive compensation tied to performance measures. For fiscal 2011, both management and the Compensation Committee sought to increase the percentage of overall compensation tied to performance to better align compensation with the interests of stockholders. Accordingly, the Compensation Committee targeted between 50% to 67% of each of the Company’s Named Executive Officer’s total compensation to be tied to performance measures. Following the changes made by the Compensation Committee for fiscal 2012, excluding the special retention grant, 50% of the total compensation package for Messrs. Bartel and Lloyd, 57% of Mr. Raines’ total compensation package and 59% of Mr. DeMatteo’s total compensation package were tied to performance measures. Including the special retention grant, following the changes made by the Compensation Committee for fiscal 2012, 69% of the total compensation package for Messrs. Bartel and Lloyd, 70% of Mr. Raines’ and Mr. Mauler’s total compensation package and 59% of Mr. DeMatteo’s total compensation package were tied to performance measures.

Fiscal 2012

In fiscal 2012, the Compensation Committee engaged ClearBridge Compensation Group, LLC (“ClearBridge”) to advise the Compensation Committee on executive compensation matters. The Compensation Committee received a letter from ClearBridge regarding its independence and assessed the independence of ClearBridge under NYSE rules and applicable regulations and concluded that ClearBridge’s work for the Compensation Committee does not raise any conflict of interest.

In fiscal 2012, ClearBridge was engaged to perform the following on behalf of the Compensation Committee:

•	Review the Company’s existing executive compensation practices;

•	Assist in the evaluation of the Company’s peer group and make recommendations for potential changes;

•	Assist the Company in the design of annual and long-term incentive strategies, including performance-based incentives;

•	Evaluate each key element of the existing compensation program and the total compensation program relative to the Company’s peers;

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Review the executive compensation program for the Company’s Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International;

•	Review the executive compensation program for the Company’s Executive Chairman in consideration of the continued transition of the role of the Company’s Executive Chairman;

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Review executive employment agreements for the Company’s Executive Chairman, Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, and Executive Vice President of GameStop International; and

•	Review drafts of the proxy statement and provide comments on the Compensation Discussion and Analysis section and supporting tables.

Significant research and effort was devoted by ClearBridge to establish the Company’s peer group for fiscal 2012 in response to feedback that was received following the 2012 annual stockholders’ meeting. The peer group used to benchmark compensation was recommended by ClearBridge and established by the Compensation Committee. The peer group is comprised of specialty retailers, excluding auto retailers, which are generally 50% to 200% of GameStop’s revenue and 20% to 500% of GameStop’s market capitalization. The specific companies at the time of the fiscal 2012 assessment included Abercrombie & Fitch, Advance Auto Parts, AutoZone, Barnes & Noble, Bed Bath & Beyond, Dick’s Sporting Goods, Foot Locker, Gap, Limited Brands, Office Depot, OfficeMax, O’Reilly Automotive, PetSmart, Ross Stores and Tiffany & Co.

In performing its assessment of the Company’s executive compensation program versus those of the peer group, ClearBridge considered proxy data for the peer group. Elements of compensation which were analyzed included base salary, annual bonus, target total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). The purpose of this engagement was to determine whether the Company’s total compensation program and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock based) were reasonable considering the Company’s peers and to determine whether the elements of the Company’s compensation program which were based on performance measures were reasonable considering the Company’s peers.

The Compensation Committee uses benchmark data as an input, among other factors considered (e.g., individual performance and potential, job responsibilities, historical compensation levels, etc.), when setting compensation levels for the Named Executive Officers. While the Committee uses the median of the peer group as a reference point, it does not target a specific percentile positioning for the Named Executive Officers.

The changes made by the Compensation Committee to fiscal 2013 compensation for the Named Executive Officers were to increase the base salaries of J. Paul Raines, Chief Executive Officer, and Tony D. Bartel, President, by 3% and to increase the base salaries of Robert A Lloyd, Executive Vice President and Chief Financial Officer, and Michael K. Mauler, Executive Vice President of GameStop International, by 6%. In setting the base salaries of these executive officers for fiscal 2013, the Compensation Committee considered, among other things, the recommendations received from ClearBridge following its research, the results of the benchmarking against the peer group, the Company’s growth and continued expansion into digital and mobile businesses in fiscal 2012, projections for fiscal 2013 and the responsibilities of each executitve officer. The Compensation Committee also made adjustments to the compensation for fiscal 2013 for the Executive Chairman in recognition of the continued evolution of the role. As a result, the target annual bonus of Daniel A. DeMatteo, Executive Chairman, was decreased from 200% of salary to 150% of salary.

The Compensation Committee targeted between 50% to 67% of each of the Company’s Named Executive Officer’s total compensation to be tied to performance measures. Following the changes made by the Compensation Committee for fiscal 2013, and excluding the special performance-based retention grant that was made in fiscal 2012 that is intended to cover three years, the portions of the targeted total compensation for fiscal 2013 for Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler that are attributable to performance-based measures are 55%, 57%, 50%, 50% and 50%, respectively. This is in line with the Committee’s targeted range and the Committee believes that it is generally in line with peer practices.

Key Elements of Compensation

In 2010, the Company entered into employment agreements with its Executive Chairman, Chief Executive Officer, President, Executive Vice President and Chief Financial Officer and Executive Vice President of GameStop International. These employment contracts cover the key elements of the Company’s executive compensation package, which consist of base salary, annual bonus and stock options or restricted stock, and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company’s Executive Chairman and Chief Executive Officer and after considering recommendations and research of the independent compensation consultant when such research has been performed. The Compensation Committee makes recommendations to the Board of Directors, which ultimately approves the executive compensation package for each year.

Base Salaries

A Named Executive Officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.

Fiscal 2012 Salaries

The Compensation Committee met on February 6, 2012 to establish the base salaries for fiscal 2012 for Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler. In setting the base salaries of these executive officers for fiscal 2012, the Compensation Committee considered, among other things, the recommendations received from Pay Governance following its research, the results of the benchmarking against the peer group, the Company’s growth and continued expansion into digital businesses in fiscal 2011, projections for fiscal 2012 and new responsibilities assumed by Messrs. Bartel and Lloyd. The Compensation Committee also considered the recommendations of Mr. DeMatteo in setting the base salaries for Messrs. Raines, Bartel, Lloyd and Mauler.

The Board of Directors set salaries for fiscal 2012 for the Named Executive Officers as follows:

Executive Officer	Base Salary
Daniel A. DeMatteo	$900,000	(1)
J. Paul Raines	$1,030,000
Tony D. Bartel	$806,000
Robert A. Lloyd	$600,000
Michael K. Mauler	$500,000

(1)	Due to the transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision on February 7, 2012 to reduce the minimum annual salary for Mr. DeMatteo to $900,000 for fiscal 2012 through the end of the term of his amended employment agreement. Mr. DeMatteo agreed to the reduction in his salary given the continued transition of his role.

Fiscal 2013 Salaries

The Compensation Committee met on February 18, 2013 to establish the base salaries for fiscal 2013 for Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler. In setting the base salaries of these executive officers for fiscal 2013, the Compensation Committee considered, among other things, the recommendations received from ClearBridge following its research, the results of the benchmarking against the peer group, the Company’s growth and continued expansion into digital and mobile businesses in fiscal 2012, projections for fiscal 2013 and the responsibilities of each executive officer. The Compensation Committee also considered the recommendations of Mr. DeMatteo in setting the base salaries for Messrs. Raines, Bartel, Lloyd and Mauler.

The Board of Directors set salaries for fiscal 2013 for the Named Executive Officers as follows:

Executive Officer	Base Salary
Daniel A. DeMatteo	$900,000
J. Paul Raines	$1,060,000
Tony D. Bartel	$830,000
Robert A. Lloyd	$636,000
Michael K. Mauler	$530,000

Annual Bonuses

General

In addition to a base salary, each Named Executive Officer is eligible for a performance-based annual cash bonus. The Company has chosen to include performance-based annual bonuses as an element in the current compensation plan as they are an accepted and expected part of most compensation plans for Fortune 500 executives and serve to motivate individual and team performance in attaining business objectives and maximizing stockholder value.

Bonuses for the Named Executive Officers of the Company are based upon the criteria used in, and are calculated in accordance with, the Supplemental Compensation Plan. Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler are the Named Executive Officers of the Company currently participating in the Supplemental Compensation Plan.

The Supplemental Compensation Plan provides that participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which is pre-determined for each participating executive officer by the Compensation Committee, with input from the Executive Chairman and Chief Executive Officer, for each fiscal year. The purpose of the Supplemental Compensation Plan is to permit the Company, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to attract, retain and motivate management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional service.

The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre-established performance target is attained. In general, not later than 60 days after the start of each fiscal year of the Company (and before 25% of the relevant period of service has elapsed), the Compensation Committee establishes in writing a performance target for each participating executive officer (the “Target”). Targets are typically based on budgeted operating earnings for the fiscal year. Operating earnings are generally budgeted each year based on an increase in the actual operating earnings achieved during the previous year in order to challenge the executive officers of the Company to increase revenues, control costs and find operating efficiencies and to demonstrate earnings growth. Consideration may be given in any year to investments the Company may make in its strategic initiatives in order to better prepare the Company for its long-term future and the impact these investments have on operating earnings. Consideration may also be given in any year to the stage of the console cycle and projected variability in industry growth rates and the impact these may have on the Company’s revenues and operating earnings. Because the Target is established in the first 60 days of the year, the attainment of the Target is substantially uncertain at the time the Target is established. The establishment of the Target as a measure of operating earnings for the executive officers who participate in the Supplemental Compensation Plan considers the importance of their individual roles in the overall performance and results of the Company. Individual objectives and performance are considered in the establishment of the individual pre-determined percentage of base salary for which each of the executive officers is eligible (as discussed further below).

For purposes of determining performance results against the pre-established target, the Compensation Committee, at its discretion and as provided for under the terms of the Supplemental Compensation Plan, may make certain adjustments to actual performance results, including amounts defined under accounting principles generally accepted in the United States of America (“GAAP”). The Compensation Committee provides for certain adjustments at the time goals are set when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.

Under the terms of the Supplemental Compensation Plan, each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of base salary (the “Target Bonus”) as follows:

If the Fiscal Year Results are:	Then the Percentage of the Target Bonus Received is:(1)
Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

(1)	Linear interpolation will be used for fiscal 2013 if the Amended Plan is approved at the Meeting, otherwise the existing pay-performance scale will continue.

The use of the scale detailed above ties the payment of short-term incentives to performance and subjects the participating executive officers to a substantial risk of non-payment if the performance targets are not achieved.

The Supplemental Compensation Plan limits the maximum cash bonus payable to any participating executive officer to $3,500,000 with respect to any fiscal year. No bonuses are paid until the Compensation Committee certifies the extent to which the Target has been attained. Under the terms of the Supplemental Compensation Plan, the Compensation Committee has no authority to increase the amount of a bonus that would be due upon the attainment of the Target. The Company proposes to replace the Supplemental Compensation Plan with provisions contained in the Amended Plan being submitted for stockholder approval at the Meeting. For information regarding the Amended Plan, see Proposal 4.

Fiscal 2012 Bonuses

Target Bonuses for fiscal 2012 for the bonus-eligible Named Executive Officers below were as follows:

Executive Officer	Percentage of Base Salary
Daniel A. DeMatteo	200%
J. Paul Raines	200%
Tony D. Bartel	100%
Robert A. Lloyd	100%
Michael K. Mauler	100%

The Compensation Committee determined that the Company had met 92% of the threshold performance goal, which was operating earnings of $692,000,000 for fiscal 2012, and therefore 75% of the individual target was paid to each of the bonus-eligible Named Executive Officers. In determining performance results against the pre-established operating earnings target, the Compensation Committee provided for certain adjustments to actual performance results primarily to eliminate the effects of certain non-cash goodwill and asset impairments. The Compensation Committee, with the approval of the Board, made the adjustments to GAAP operating earnings because the Compensation Committee believed the adjustments provided a performance measure that best represented actual fiscal 2012 performance results that were within the executives’ sphere of control and accountability. The Company also used this adjusted operating earnings measure for its broader-based management incentive plan. The following bonuses were paid for fiscal 2012:

Executive Officer	Bonus Amount
Daniel A. DeMatteo	$1,350,000
J. Paul Raines	$1,545,000
Tony D. Bartel	$604,500
Robert A. Lloyd	$450,000
Michael K. Mauler	$375,000

Fiscal 2013 Bonus Targets

Target Bonuses for fiscal 2013 for the Named Executive Officers are as follows:

Executive Officer	Percentage of Base Salary
Daniel A. DeMatteo	150%
J. Paul Raines	200%
Tony D. Bartel	100%
Robert A. Lloyd	100%
Michael K. Mauler	100%

Target Bonuses for fiscal 2013 are based on achievement of operating earnings. The operating earnings Target set by the Compensation Committee demonstrates an operating earnings amount comparable to fiscal 2012 (excluding restructuring and impairment charges) considering expected declines in the video game industry.

Long-Term Incentive Awards

The Company chooses to grant long-term incentive awards to Named Executive Officers, currently in the form of stock options and restricted stock, to align the interests of the executive officers with the interests of the Company’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Grants of long-term awards are made to executive officers, members of the Board of Directors and all other eligible full-time employees.

The equity component of long-term incentive awards made subsequent to February 2011 is made under the provisions of the 2011 Incentive Plan, which provides for the grant of options to purchase shares of Common Stock, the grant of stock appreciation rights, the grant of restricted stock awards and the grant of other share-based awards, subject to limitation. The equity component of long-term incentive awards made through February 2011 was made under the provisions of the 2001 Incentive Plan. To date, only stock options and restricted shares have been granted under the 2011 Incentive Plan. Only options and restricted shares were granted under the 2001 Incentive Plan.

Performance-Based Restricted Stock

Beginning in February 2011, fifty percent of the grants of long-term incentive awards made to participating Named Executive Officers are tied to achievement of performance measures. These awards vest according to the terms of the award agreements, subject to the final determination of actual performance results as determined by the Compensation Committee. Each participating Named Executive Officer is entitled to receive the target awards according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 85% of Target	None
85% or more but less than 90% of Target	Scaled between 50% and 70%
90% or more but less than 100% of Target	Scaled between 75% and 97.5%
100% or more but less than 110% of Target	Scaled between 100% and 122.5%
110% or more but less than 115% of Target	Scaled between 125% and 145%
115% or more of Target	150%

For purposes of determining performance results against a pre-established target, the Compensation Committee, at its discretion and as provided for under the terms of the 2011 Incentive Plan and the 2001 Incentive Plan, may make certain adjustments to actual performance results, including amounts defined under GAAP. The Compensation Committee provides for certain adjustments when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. Actual performance results may be adjusted to eliminate the effects of, among other things, asset impairments and restructuring charges, acquisitions, debt retirement expenses, foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates.

Role of Compensation Committee in Grants

The Compensation Committee of the Board of Directors has the responsibility to recommend long-term incentive awards and administer the 2011 Incentive Plan and is therefore responsible for authorizing all grants under that plan. From February 2007 through February 2012, the Compensation Committee granted restricted stock awards, rather than stock options, to the Company’s executives and non-employee members of the Board. Beginning in February 2013, the Compensation Committee granted a mix of stock options and restricted shares to Named Executive Officers. In determining annual grants to executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value. Some factors used in determining the number of options or shares granted to the Named Executive Officers include the financial performance of the Company over the preceding fiscal year, the historical amount of shares granted to each Named Executive Officer, the current share price which affects the overall value of the grant, the amount of shares available to be granted under our 2011 Incentive Plan and the results of reviews, surveys or other information from our compensation consultants.

The Compensation Committee also considers the recommendations of the Executive Chairman and the Chief Executive Officer in granting awards to executive officers and employees other than the Executive Chairman and the Chief Executive Officer. The Compensation Committee relies upon the Chief Financial Officer for the day-to-day administration and recordkeeping of the 2011 Incentive Plan and the 2001 Incentive Plan.

Role of Executive Officers in Grants

The Executive Chairman and the Chief Executive Officer are responsible for recommending the grant of long-term awards to all executive officers and all other eligible full-time employees other than themselves. The Executive Chairman is responsible for recommending the grant of long-term awards to the Chief Executive Officer. The Chief Financial Officer assists the Executive Chairman and the Chief Executive Officer in this process by preparing a list of eligible employees and recommended awards for all eligible employees. Consideration is given to each individual’s employment standing and those employees subject to possible termination are not deemed to be eligible. Recommended amounts are based on previous grants, individual performance and responsibilities and the individual’s contributions toward increasing stockholder value. As mentioned above, the Chief Financial Officer is also responsible, under the direction of the Compensation Committee, for the day-to-day administration of the outstanding awards and the related recordkeeping.

Timing of Grants

Awards have historically been granted to executive officers and eligible full-time employees once per year. The Compensation Committee has typically met annually within the first 30 to 60 days after the start of the new fiscal year to approve the annual grant of long-term incentive awards. The Compensation Committee meets on the same date as the regularly scheduled meeting of the Board of Directors for the first quarter. The date of these Compensation Committee and Board of Directors meetings is set by the fourth quarter of the previous fiscal year. The Board of Directors and the Compensation Committee formalized the historical practice in a policy whereby the annual awards to Directors, executive officers and eligible full-time employees will be approved at the first quarter’s meeting of the Compensation Committee. Grants also occasionally occur to newly hired or promoted executives or newly named non-employee directors. When a grant is made for a newly hired or promoted executive or newly appointed director, it is approved by the Compensation Committee with a grant date of the date on which the executive or director starts his or her employment or assumes his or her new role with the Company.

There is generally no effort to time the meeting and the related approval of awards with the release of material non-public information. In the event that the outcome of the meeting of the Board of Directors results in the release of material non-public information, the Company will wait at least 48 hours after the release of such material non-public information to grant awards. The Company does not release material non-public information for the purpose of affecting the value of executive compensation. The timing of grants for newly hired or promoted executives is not timed in coordination with the release of material non-public information.

Pricing of Grants

Under the terms of the 2011 Incentive Plan, stock options are granted with an exercise price equal to the closing price of the Common Stock reported on the NYSE as of the date of the grant or as of the most recently preceding trading day if the date of grant is not an NYSE trading day.

2012 Grants

The Compensation Committee met on February 6, 2012 and, upon ratification by the Board on February 7, 2012, granted restricted stock for fiscal 2012 based on the performance in fiscal 2011 of the Named Executive Officers and other eligible employees. To determine the amount of restricted stock to grant to each Named Executive Officer, the Compensation Committee considered, among other things, the Company’s overall performance, each Named Executive Officer’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group. The Company performance that received the most significant consideration included the following:

•	Completed the following initiatives in 2011 in support of our overall strategy:

•

Continued the growth of PowerUp Rewards, the Company’s customer loyalty program which was launched during fiscal 2010, expanding from six million members at the end of fiscal 2010 to 15.9 million members by the end of fiscal 2011;

•	Grew digital receipts from $290 million in fiscal 2010 to over $450 million in fiscal 2011, meeting the planned growth of at least 50%;

•

Completed the acquisitions of Spawn Labs, Inc., a video game streaming company, and Impulse, Inc., a PC digital distribution company, which enabled the Company to expand its digital distribution of video games; and

•	Launched a mobile business which includes buying, selling and trading pre-owned mobile devices and selling tablets designed for gaming.

•	Demonstrated disciplined capital allocation, with the following accomplishments:

•

Repurchased 11.2 million shares of its Common Stock at an average price of $21.38 per share for a total of $240 million, bringing cumulative share repurchases since January 2010 to 34.4 million shares at an average price of $20.39 per share for a total of $702 million;

•	Retired the remaining $250 million of its outstanding debt, so that the Company was debt-free at the end of fiscal 2011;

•	Reduced capital expenditures by $32.5 million, or over 16%; and

•	Returned 108% of free cash flow to stockholders.

Taking these factors into consideration, the Compensation Committee awarded the Named Executive Officers restricted stock as follows:

Executive Officer	Time-Vested Grant (1)	Performance Grant — EPS (2)	Performance Grant — ROIC (3)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (4)
Daniel A. DeMatteo	53,400	26,700	26,700	106,800	$2,500,000
J. Paul Raines	85,200	42,600	42,600	170,400	4,000,000
Tony D. Bartel	51,000	25,500	25,500	102,000	2,400,000
Robert A. Lloyd	36,000	18,000	18,000	72,000	1,700,000
Michael K. Mauler	25,800	12,900	12,900	51,600	1,200,000

(1)	Shares granted are Common Stock, vesting in equal installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company.
(2)

Shares granted are Common Stock, subject to a performance target tied to achieving an 8% increase in earnings per share (on a constant share count basis) with such target to be measured following the completion of fiscal 2012. The earned shares will be vested, subject to and following completion of the audited consolidated financial statements for fiscal 2012, in equal annual installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company.

(3)	Shares granted are Common Stock, subject to a three-year performance target tied to achieving a return on invested capital of 17% with such target to be measured following the completion of fiscal 2014. The earned shares will be vested subject to and following completion of the audited financial statements for fiscal 2014, but no earlier than February 7, 2015, subject to continued service to the Company.
(4)	The value of stock-denominated awards is based on a stock price of approximately $23.50 per share of Common Stock.

Fifty percent of each of the above long-term awards made to Named Executive Officers was tied to achievement of performance measures. Of the long-term award tied to achievement of performance measures, fifty percent is tied to a one-year performance measure based on earnings per share for fiscal 2012. The establishment of the target reflected growth in earnings per share from the fiscal 2011 results. Each participating executive officer was entitled to receive the target awards in accordance with the performance achievement scale above. The Compensation Committee determined that the Company had met 92% of the threshold performance goal, which was defined as earnings per share of $3.15 for fiscal 2012, and therefore 80% of the individual target was paid to each of the Named Executive Officers. The Compensation Committee provides for certain adjustments at the time goals are set when it believes the adjustments provide a performance measure that best represents actual performance results that are within the executives’ sphere of control and accountability. In determining performance results against the pre-established earnings per share target, the Compensation Committee provided for certain adjustments to actual performance results to eliminate the effects of certain asset impairments and restructuring charges, acquisitions, certain foreign currency changes, buybacks of the Company’s shares, and the impact to income taxes related to the difference in budgeted and actual income tax rates. The Compensation Committee made the adjustments to GAAP earnings per share because the Compensation Committee believed the adjustments provided a performance measure that best represented actual fiscal 2012 performance results that were within the executives’ sphere of control and accountability.

In addition, each non-employee member of the Board of Directors, as well as R. Richard Fontaine, former Chairman International, was awarded a restricted stock grant of 4,800 shares of Common Stock and a cash bonus grant of $112,500 vesting in equal installments on February 7th of each of the years 2013 through 2015, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances.

2013 Grants

On February 22, 2013, the Compensation Committee granted stock options and restricted stock for fiscal 2013 based on the performance in fiscal 2012 of the Named Executive Officers and other eligible employees. The Compensation Committee incorporated the use of stock options in the grant because the Compensation Committee believes including stock options as a part of the long-term incentive compensation package provides greater alignment of management’s interests with those of shareholders. To determine the amount of stock options and restricted stock to grant to each Named Executive Officer, the Compensation Committee considered, among other things, the Company’s overall performance, each Named Executive Officer’s individual contributions to the Company’s overall performance, including individual contributions toward achievement of strategic objectives, and comparisons of long-term incentives and total compensation of similar positions within the Company’s peer group. The Company performance that received the most significant consideration is discussed in detail in the “Executive Summary” section of Compensation Discussion and Analysis. Taking these factors into consideration, the Compensation Committee awarded the Named Executive Officers stock options and restricted stock as follows:

Executive Officer	Time-Vested Stock Option Grant (1)	Time-Vested Restricted Stock Grant (2)	Performance- Based Restricted Stock Grant — EPS (3)	Performance- Based Restricted Stock Grant — ROIC (4)	Total Shares of Restricted Stock Awarded	Total Targeted Award Value (5)
Daniel A. DeMatteo	87,930	25,200	25,200	25,200	75,600	$2,500,000
J. Paul Raines	140,670	40,320	40,320	40,320	120,960	4,000,000
Tony D. Bartel	84,390	24,180	24,180	24,180	72,540	2,400,000
Robert A. Lloyd	59,100	16,950	16,950	16,950	50,850	1,680,000
Michael K. Mauler	42,210	12,090	12,090	12,090	36,270	1,200,000

(1)

Shares granted are stock options, vesting in equal installments on February 22nd of each of the years 2014 through 2016, subject to continued service to the Company, with an exercise price of $24.82 which was the closing price of the stock on the grant date, and a Black-Scholes fair value of approximately $7.11.

(2)

Shares granted are Common Stock, subject to a performance target tied to achieving net earnings in order to achieve tax deductibility under Section 162(m) of the Code and vesting in equal installments on February 22nd of each of the years 2014 through 2016, subject to continued service to the Company.

(3)

Shares granted are Common Stock, subject to a performance target tied to achieving earnings per share (on a constant share count basis and excluding restructuring, impairment and debt retirement expenses) comparable to fiscal 2012 considering expected declines in the video game industry with such target to be measured following the completion of fiscal 2013. The earned shares will be vested, subject to and following completion of the audited consolidated financial statements for fiscal 2013, in equal annual installments on February 22nd of each of the years 2014 through 2016, subject to continued service to the Company.

(4)	Shares granted are Common Stock, subject to a three-year performance target tied to achieving a return on invested capital of 17.5% with such target to be measured following the completion of fiscal 2015. The earned shares will be vested subject to and following completion of the audited consolidated financial statements for fiscal 2015, but no earlier than February 22, 2016, subject to continued service to the Company.
(5)	The fair value of stock-denominated awards is based on a stock price of $24.82 per share of Common Stock for restricted stock and a Black-Scholes fair value of approximately $7.11 for stock options.

In addition, each non-employee member of the Board of Directors was awarded a restricted stock grant of 4,560 shares of Common Stock and a cash bonus grant of $112,500 vesting in equal installments on February 22nd of each of the years 2014 through 2016, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances.

Discretionary Awards

In certain circumstances, the Compensation Committee may approve discretionary awards in order to retain key executives or recognize efforts that are beyond the normal requirements of their assigned duties. No such awards were granted in fiscal 2011.

For fiscal 2012, in light of the challenges facing the Company as detailed previously, the Compensation Committee created a special long-term award to recognize the importance of maintaining and improving the financial and operating performance of the business. At the same time, the Compensation Committee desired to create a program that supports the retention of a highly talented and capable management team. The Compensation Committee and the Board recognize the critical role played by Messrs. Raines, Bartel, Lloyd and Mauler in meeting the challenges described above in the “Executive Summary” section of Compensation Discussion and Analysis. In recognition of these critical roles, the Compensation Committee approved a grant designed to retain Messrs. Raines, Bartel, Lloyd and Mauler for the next three years. The value of the grant for each individual represents a multiple of three times their 2012 annual salary. The shares granted are subject to a performance target tied to 20% growth in net earnings in fiscal 2014 as measured against net earnings (excluding restructuring, impairment and debt retirement expenses) for fiscal 2011. The Compensation Committee selected net earnings as a performance measure because it believes it is an appropriate measure of long-term stockholder value creation. These awards vest in their entirety following measurement of performance against the target following fiscal 2014 according to the following performance achievement scale:

If the Performance Period Results are:	Then the Percentage of the Target Award Received is:
Less than 50% of Target	None
50% or more but less than 100% of Target	Scaled between 50% and 100%
100% or more of Target	100%

In developing the targeted net earnings and the related performance achievement scale, the Compensation Committee sought to create an award that balanced the objectives of incentivizing long-term growth in net earnings and retaining Messrs. Raines, Bartel, Lloyd and Mauler for the three-year period. The targeted net earnings growth is tied to a very challenging but achievable three-year plan. The performance target was designed to be challenging while recognizing uncertainties including, but not limited to, the difficult global economic climate and the timing of the release of next-generation gaming platforms. To achieve the desired objectives of the grant and to manage the total value delivered to the executives in the context of the total compensation program, the maximum award achievement was capped at 100%.

The Compensation Committee granted the special retention awards to the participating Named Executive Officers as follows:

Executive Officer	Total Shares Awarded (1)	Total Award Value (2)
J. Paul Raines	131,500	$3,090,000
Tony D. Bartel	102,900	$2,418,000
Robert A. Lloyd	76,600	$1,800,000
Michael K. Mauler	63,800	$1,500,000

(1)	Shares granted are Common Stock, subject to a three-year performance target tied to achieving 20% growth in net earnings in fiscal 2014 over the amount achieved in fiscal 2011. The earned shares will be vested following completion of the audited financial statements for fiscal 2014, but no earlier than February 7, 2015, subject to continued service to the Company.
(2)	The value of stock-denominated awards is based on a stock price of approximately $23.50 per share of Common Stock.

Severance/Change in Control Benefits

Each of Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler had employment agreements as described in “Employment Agreements” below. Pursuant to these agreements, each executive’s employment was to be terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment had been terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive was entitled to payment of base salary through the date of death, disability or termination of employment.

Termination with cause was defined under the terms of each of the employment agreements and included any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct that resulted in a material and demonstrable damage to the business or reputation of the Company; (iii) breach by the executive of any of the covenants contained in certain sections of his employment agreement; or (iv) willful refusal by the executive to perform his obligations under his employment agreement or the lawful direction of the Board that was not the result of executive’s death, disability, physical incapacity or the executive’s termination of his employment agreement, and that was not corrected. Additionally, under the terms of each of the employment agreements, the executive was required not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company and to abide by the Company’s Code of Ethics and Code of Ethics for Senior Financial and Executive Officers.

A good reason event was defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Prior to February 9, 2011, the employment agreements included, among other things, a severance arrangement if the executive’s employment was terminated by GameStop without cause, by the executive by the “CIC Termination Date” (as defined) following a change in control (as defined) or by the executive for good reason, which provided each executive with his base salary through the term of the agreement, plus the average of the last three annual bonuses, with a one year minimum, plus the continuation of medical benefits for up to 18 months. Each of the employment agreements was amended on February 9, 2011 and the change in control provisions providing for payment of salary, bonuses and medical benefits were removed.

The triggering events which would have resulted in the payment of the severance amounts described above were selected because they provided employees with a guaranteed level of financial protection upon loss of employment and were considered competitive with severance provisions being offered at that time. The change in control provisions were removed as such provisions were no longer viewed as a favorable pay practice.

The estimated minimum payments upon termination for each of the Named Executive Officers are detailed in the table of Potential Payments upon Termination or Change in Control below. Severance payments due to a Named Executive Officer were due either in installments or in a lump sum, to have been negotiated between the Company and the executive.

On May 10, 2013, the Company entered into new employment agreements with each of Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler (the “New Employment Agreements”). Pursuant to the New Employment Agreements, each executive’s employment may be terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

Termination with cause is defined under the terms of each of the New Employment Agreements and has been revised to include any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach by the executive of any agreement with, policy of or duty owed to the Company or any of its subsidiaries; or (iv) willful refusal by the executive to perform his duties to the Company or the lawful direction of his or her supervisor that is not the result of a disability. If a cause event set forth in subsection (iii) or (iv) occurs, the executive will have a 30-day period in which to cure the event if the Board determines that such event is capable of cure.

Pursuant to the New Employment Agreements, a good reason event has been revised to include the following: (i) a material diminution in the executive’s base salary or the executive’s target annual bonus opportunity; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) the Company relocates the executive’s principal worksite outside of the Dallas/Ft. Worth metropolitan area; or (iv) in the event of a sale of substantially all the business and assets of the Company, a failure of the Company to assign, or a refusal of the principal purchaser of assets to assume, the Company’s then continuing obligations under the New Employment Agreements. The Company generally has a 30-day period after notification by the executive to cure any good reason event.

Upon an executive’s termination of employment without cause or by the executive for good reason, the executive, subject to an effective release, would receive an amount equal to two times (A) the executive’s base salary plus (B) the executive’s target bonus. Such amount would be paid in a lump sum. If such termination occurred within 18 months following a change in control (as defined in the New Employment Agreement) the “two” would be replaced by two and one-half (three in the case of the Chief Executive Officer and the Executive Chairman). The executive would also receive continuation of medical benefits for up to 18 months. Additionally, any time-based equity grants made to the executive would become fully vested. Any performance-based equity grants made to the executive will remain outstanding and will vest, if at all, based on actual performance through the end of the applicable performance period. Any options held by the executive will generally remain outstanding until the earlier of the original stated expiration date of the option or one year from the date of termination.

If the executive’s employment with the Company is terminated due to death or disability, then the same treatment with respect to equity would apply; provided that if the executive’s employment terminates due to death, all performance-based equity grants will vest and be paid at the target level.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and are considered competitive with severance provisions being offered currently in the market.

Employment Agreements

GameStop had entered into employment agreements with Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler, which were in effect through May 10, 2013. The term of the employment agreement with Mr. DeMatteo commenced on April 11, 2005 and was renewed in April 2010 with an expiration date of March 3, 2013. On March 1, 2013, the Company amended Mr. DeMatteo’s employment agreement to extend the term of his employment to June 2, 2013 to be aligned with the other executive officers’ contract ending dates. The term of the employment agreement for Mr. Raines commenced on September 7, 2008 and was amended on June 2, 2010 with an expiration date of June 2, 2013. The term of the employment agreement for Mr. Bartel commenced on October 24, 2008 and was amended on June 2, 2010 with an expiration date of June 2, 2013. The term of the employment agreements for Messrs. Lloyd and Mauler commenced on June 2, 2010 with an expiration date of June 2, 2013. Each of these employment agreements contained provisions for automatic renewals for one-year periods; however, these provisions were removed when the agreements were amended on February 9, 2011.

Each executive was entitled to all benefits afforded to key management personnel or as determined by the Board of Directors of GameStop, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits. Each executive was also restricted from competing with GameStop for the later of the expiration of the term of the agreement or at least two years after termination of employment, unless the contract was terminated by GameStop without cause (as defined) or by the executive for good reason (as defined).

On April 5, 2010, the Company entered into an amendment to the employment agreement for Mr. DeMatteo. The amendment to Mr. DeMatteo’s employment agreement provided that the term of his employment was to continue through March 3, 2013 with a minimum annual salary of $1,250,000. However, due to the transition of Mr. DeMatteo’s role as Executive Chairman, the Compensation Committee made the decision on February 6, 2012 to reduce the minimum annual salary for Mr. DeMatteo to $900,000 for fiscal 2012 through the end of the term of his amended employment agreement. Mr. DeMatteo agreed to the reduction in his salary given the continued transition of his role.

On June 2, 2010, the Company entered into amendments to the employment agreements for Messrs. DeMatteo, Raines and Bartel. The amendment to Mr. DeMatteo’s employment agreement provided that he would immediately assume the role of Executive Chairman with all other terms of the amendment to his employment agreement of April 5, 2010 still in effect. The amendment to Mr. Raines’ employment agreement provided that he would immediately assume the role of Chief Executive Officer with a minimum annual salary of $1,000,000 and the term of his employment was to continue from the date of the amendment for a period of three years. The amendment to Mr. Bartel’s employment agreement provided that he would immediately assume the role of President with a minimum annual salary of $750,000 and the term of his employment was to continue from the date of the amendment for a period of three years.

On February 9, 2011, the Company entered into amendments to the employment agreements for Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler. The amendments to each of these contracts removed the change in control provisions and the automatic renewal provisions that were in the original employment agreements.

For a description of change in control and severance benefits included in the employment agreements, see “Severance/Change in Control Benefits” above.

After the end of the fiscal year, on May 10, 2013, the Company entered into the New Employment Agreements with Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler. In addition to the changes with respect to the triggers for and the payment of severance, as described above in the section entitled Compensation Discussion and Analysis — Severance/Change in Control Benefits, the New Employment Agreements also differ from the existing agreements in that (A) the term of each of the New Employment Agreements is no longer for a set period, but will expire only upon termination of the executive’s employment and (B) each executive is restricted from competing with GameStop for two years after termination of employment regardless of the reason for the termination.

Other Considerations

Relationship Among the Different Components of Compensation

In order to ensure that the Named Executive Officers are held accountable for the Company’s performance and changes in stockholder value, management and the Compensation Committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasing levels of responsibility, and the portion attributable to variable, performance-based elements increases. The portions of the targeted total compensation for fiscal 2013 for Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler that are attributable to performance-based measures are 55%, 57%, 50%, 50% and 50%, respectively.

Stock Ownership

Effective February 2, 2011, the Company adopted a stock ownership policy which requires its Named Executive Officers and Directors to be stockholders in the Company. The Compensation Committee believes that ownership of stock of the Company that is material to the income of the individuals involved is sufficient to provide the required incentive to such officers and Directors and align their interests with the interests of the Company’s stockholders. For a description of the stock ownership policy, see “Equity Ownership Policy” above.

Recovery of Awards

Effective February 2, 2011, the Company adopted a formal claw-back policy to recover past compensation awards from executive officers in the event of fraud or a restatement. For a description of the claw-back policy, see “Claw-back Policy” above. The Company has not historically had any restatements or adjustments of this nature.

Anti-Hedging

Effective February 2, 2011, the Company adopted a formal anti-hedging policy prohibiting its employees and Directors from entering into any form of hedging strategies or transactions using short sales, puts, calls or other types of financial instruments to protect against a loss in value of Common Stock. For a description of the anti-hedging policy, see “Anti-Hedging Policy” above.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($17,000 for 2012). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Dividends

The Company declared a dividend for the first time in February 2012. Under the terms of the 2001 Incentive Plan and 2011 Incentive Plan and related award agreements, holders of unvested restricted stock are entitled to receive dividends on those shares of stock. The Compensation Committee approved the payment of these dividends only on unvested shares that are subject to time vesting. Dividends on unvested shares subject to performance measures are being accrued on behalf of the Named Executive Officers and will only be paid to the extent earned. Accordingly, our Named Executive Officers received dividends on certain of their unvested restricted shares of stock during fiscal 2012.

Perquisites

The Company maintains traditional health and welfare benefit plans and a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in fiscal 2012 certain executive level perquisites to key executives, including all Named Executive Officers, which are designed to be competitive with the compensation practices of similar corporations, including life insurance and disability insurance commensurate with executive salaries, third party financial planning services and annual physical examinations. None of the Named Executive Officers utilized the annual physical examinations in fiscal 2012 and only Mr. Bartel utilized the third party financial planning services in fiscal 2012.

In addition, Messrs. DeMatteo, Raines, Bartel, Lloyd and Mauler are eligible to use the Company plane for personal use. Mr. DeMatteo occasionally uses the plane for personal use and reimburses the Company for costs in accordance with IRS guidelines. Messrs. Raines, Bartel, Lloyd and Mauler did not use the plane for personal use during fiscal 2012, fiscal 2011 or fiscal 2010. Amounts disclosed in the “All Other Compensation” column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane in excess of the amounts reimbursed in accordance with IRS guidelines. None of the Named Executive Officers receives any other compensation or benefits which would be defined as perquisites.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the Supplemental Compensation Plan and the 2011 Incentive Plan, both of which provide for the payment of compensation in compliance with the above guidelines. The Supplemental Compensation Plan was amended and restated at the 2008 annual meeting of stockholders to increase the maximum amount of cash bonus payable under the Supplemental Compensation Plan to $3,500,000.

The Company proposes to replace the Supplemental Compensation Plan with provisions contained in the Amended Plan being submitted for stockholder approval at the Meeting which will allow for continued deductibility of bonuses under Section 162(m) of the Code. For information regarding the Amended Plan, see Proposal 4.

Accounting for Stock-Based Compensation

The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“FASB ASC Topic 718”).

Executive Compensation

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year (1)		Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Daniel A. DeMatteo	2012		$944,231	$1,477,500	(5)	$2,534,364	—	$1,350,000	—	$144,100	(6)	$6,450,195
Executive Chairman	2011		1,250,000	2,254,000	(5)	938,250	—	1,875,000	—	77,913	(6)	6,395,163
	2010		1,250,000	1,354,000	(5)	1,828,800	—	1,875,000	—	40,630	(6)	6,348,430
J. Paul Raines	2012		1,049,808	1,515,000	(7)	7,164,087	—	1,545,000	—	163,299	(7)	11,437,194
CEO	2011		1,027,692	2,254,445	(7)	1,042,500	—	1,545,000	—	5,743	(7)	5,875,380
	2010		979,038	1,393,333	(7)	1,645,920	—	1,250,000	—	3,660	(7)	5,271,951
Tony D. Bartel	2012		819,115	985,000	(5)	4,862,277	—	604,500	—	123,754	(8)	7,394,646
President	2011		773,077	1,260,000	(5)	625,500	—	581,250	—	10,966	(8)	3,250,793
	2010		689,308	660,000	(5)	1,219,200	—	562,500	—	9,295	(8)	3,140,303
Robert A. Lloyd	2012		607,692	542,512	(5)	3,526,278	—	450,000	—	85,132	(9)	5,211,614
Executive VP and	2011		546,154	785,433	(5)	437,850	—	412,500	—	6,940	(9)	2,188,877
CFO	2010	(9)	454,346	280,422	(5)	911,404	—	312,500	—	9,946	(9)	1,968,618
Michael K. Mauler	2012		505,769	492,500	(5)	2,738,442	—	375,000	—	67,119	(10)	4,178,830
Executive VP	2011		446,154	562,400	(5)	312,750	—	337,500	—	7,166	(10)	1,665,970
GameStop	2010		398,077	262,400	(5)	609,600	—	300,000	—	10,736	(10)	1,580,813
International

(1)	Reflects fiscal 2012, fiscal 2011 and fiscal 2010.
(2)	Reflects salary paid for fiscal 2012 which consisted of 53 weeks, and fiscal 2011 and fiscal 2010, each of which consisted of 52 weeks.
(3)	Reflects the grant date fair value for the designated fiscal years for the restricted stock awards in accordance with FASB ASC Topic 718 based on the Common Stock price on the date of grant. Amounts for Messrs. Raines, Bartel, Lloyd and Mauler for fiscal 2012 include a performance-based retention grant for fiscal 2012 only (as previously described) in the amount of three times base salary. Amounts for each of the Named Executive Officers also reflect that in fiscal 2012 all of the long-term incentive award was granted in the form of restricted stock as compared to only a portion of the awards in fiscal 2010 and fiscal 2011. A portion of the grants of restricted stock vest in equal annual increments over a three-year period after the grant date. Another portion of the restricted stock grants are subject to performance measures and vesting at the end of fiscal 2012 and fiscal 2014, subject to confirmation by the Compensation Committee. All restricted stock grants are subject to continued service to the Company. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K filed April 3, 2013. The grant date values of the performance shares (which approximate the target awards) included in the table for fiscal 2012 were $1,267,182 for Mr. DeMatteo, $5,142,291 for Mr. Raines, $3,652,047 for Mr. Bartel, $2,671,998 for Mr. Lloyd and $2,126,208 for Mr. Mauler. The grant date values of the performance shares at the highest maximum value if the performance measures are achieved are $1,900,773 for Mr. DeMatteo, $6,153,189 for Mr. Raines, $4,257,162 for Mr. Bartel, $3,099,138 for Mr. Lloyd and $2,432,325 for Mr. Mauler.
(4)	For fiscal 2012, reflects incentive-based bonuses earned in fiscal 2012 but paid in March 2013. For fiscal 2011, reflects incentive-based bonuses earned in fiscal 2011 but paid in March 2012. For fiscal 2010, reflects incentive-based bonuses earned in fiscal 2010 but paid in March 2011.
(5)	Reflects cash bonuses awarded along with the fiscal 2011, fiscal 2010 and fiscal 2009 grants of restricted stock awards. The amounts reflected represent the amount of the bonuses charged to selling, general and administrative expenses in the Company’s consolidated statements of operations in accordance with GAAP related to the cash value of the cash bonuses that were awarded simultaneously with the grants of restricted stock awards. Each recipient of a cash bonus award received the right to an amount of cash consideration that is fixed on the award date and vests ratably over a three-year service period. The Company recognizes the associated expense on a straight-line basis over the three-year period in which the services are performed. The amount reflected for fiscal 2011 includes the expense related to the cash bonus earned for the fiscal 2011, fiscal 2010 and fiscal 2009 cash bonus awards based on continued service provided by the Named Executive Officer during fiscal 2011. For example, the fiscal 2011 amount of $2,254,000 for Mr. DeMatteo is comprised of $900,000 related to his fiscal 2011 grant (or one-third of the $2,700,000 total cash bonus award for fiscal 2011), $600,000 related to his fiscal 2010 grant (or one-third of the $1,800,000 total cash bonus award for fiscal 2010) and $754,000 related to his fiscal 2009 grant (or one-third of the $2,262,000 total cash bonus award for fiscal 2009).

(6)	Includes contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2012, fiscal 2011 or fiscal 2010. The amount also includes $108,277 for fiscal 2012 for dividends on unvested restricted stock. Also includes other perquisites and personal benefits paid to Mr. DeMatteo, which totaled $71,057 and $36,143 for fiscal 2011 and fiscal 2010, respectively, which consisted of the value of his personal use of the Company plane. For fiscal 2012, $21,184 of perquisites and personal benefits were received by Mr. DeMatteo which consisted of $12,556 for the value of his personal use of the Company plane and $8,628 for payments by the Company for disability insurance coverage. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. DeMatteo’s personal use over the amount reimbursed by Mr. DeMatteo using Standard Industry Fare Level rules.
(7)	The amount reflected in the “Bonus” column above represents the amount of the signing bonus considered earned by Mr. Raines during fiscal 2011 and fiscal 2010, as well as $1,515,000 expensed in fiscal 2012, $2,060,000 expensed in fiscal 2011 and $1,060,000 expensed in fiscal 2010 for cash bonus awards granted simultaneously with the fiscal 2011, fiscal 2010 and fiscal 2009 grants of restricted stock. The bonuses related to the restricted stock awards vest in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock, subject to continued service to the Company. See note (5) above for additional information on how the amount of the cash bonus award in the “Bonus” column is calculated. Amounts in the “All Other Compensation” column consist of contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2012, fiscal 2011 or fiscal 2010. The fiscal 2012 amount in the “All Other Compensation” column also includes $144,211 for dividends on unvested restricted stock and $10,488 of perquisites and personal benefits received by Mr. Raines. The perquisites and personal benefits for fiscal 2012 consisted of $9,808 for payments by the Company for disability insurance coverage and $680 for additional life insurance coverage.
(8)	Consists of payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2012, fiscal 2011 or fiscal 2010, and contributions under our 401(k) plan of $14,428 for fiscal 2012 and amounts less than $10,000 for fiscal 2011 and fiscal 2010. The fiscal 2012 amount also includes $17,340 of perquisites and personal benefits received by Mr. Bartel for payments made by the Company, which include $9,808 for additional disability insurance coverage, $532 for additional life insurance coverage and $7,000 for third party financial planning services. The amount also includes $89,433 for fiscal 2012 for dividends on unvested restricted stock. No other perquisites were paid to Mr. Bartel.
(9)	Includes contributions under our 401(k) plan, payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2012, fiscal 2011 or fiscal 2010. The fiscal 2012 amount also includes $66,493 for dividends on unvested restricted stock and perquisites and other personal benefits received by Mr. Lloyd under $10,000 in aggregate. For fiscal 2010, includes compensation paid to Mr. Lloyd for his service before being named Executive Vice President and Chief Financial Officer in June 2010.
(10)	Consists of payments for life and disability insurance coverage and a wellness credit, none of which exceeded $10,000 for fiscal 2012, fiscal 2011 or fiscal 2010, and contributions under our 401(k) plan of $11,769 for fiscal 2012 and amounts less than $10,000 for fiscal 2011 and fiscal 2010. The fiscal 2012 amount also includes $45,052 for dividends on unvested restricted stock and perquisites and other personal benefits received by Mr. Mauler under $10,000 in aggregate.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of plan-based awards, which consisted of grants of restricted shares of our Common Stock and grants of annual performance-based bonuses under the Supplemental Compensation Plan, granted to the executive officers named in the Summary Compensation Table for fiscal 2012. The grant of share-based awards on February 7, 2012 was based on the performance of the Named Executive Officers for fiscal 2011.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Thresh- old ($)(2)	Target ($)	Maximum ($)	Thresh- old (#)(2)	Target (#)	Maximum (#)
Daniel A. DeMatteo	2/7/2012	$900,000	$1,800,000	$2,250,000	26,700	53,400	80,100	53,400	—	—	$2,534,364
J. Paul Raines	2/7/2012	1,030,000	2,060,000	2,575,000	108,350	216,700	259,300	85,200	—	—	7,164,087
Tony D. Bartel	2/7/2012	403,000	806,000	1,007,500	76,950	153,900	179,400	51,000	—	—	4,862,277
Robert A. Lloyd	2/7/2012	300,000	600,000	750,000	56,300	112,600	130,600	36,000	—	—	3,526,278
Michael K. Mauler	2/7/2012	250,000	500,000	625,000	44,800	89,600	102,500	25,800	—	—	2,738,442

(1)	Non-Equity Incentive Plan Awards were granted under the Supplemental Compensation Plan.
(2)	If at least 85% of target is achieved.
(3)	Equity Incentive Plan Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2012 long-term incentive grant related to restricted shares of Common Stock subject to achievement of performance targets. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.

(4)	Other Stock Awards were granted under the 2011 Incentive Plan and consist of the portion of the fiscal 2012 long-term incentive grant related to restricted shares of Common Stock subject to continued service to the Company. For additional information on the grant, refer to the discussion under “Long-term Incentive Awards” in the Compensation Discussion and Analysis above.
(5)	The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718 based on the closing price of Common Stock on the grant date. For the restricted stock subject to performance measures, the grant date fair value was determined based on the vesting of 100% of the restricted shares, which was the performance threshold the Company believed to be the most likely to be achieved under the grants as of the date of the grant.

Additional Material Factors

The Company entered into the New Employment Agreements with Daniel A. DeMatteo, J. Paul Raines, Tony D. Bartel, Robert A. Lloyd and Michael K. Mauler effective May 10, 2013. The terms of the employment agreements for each of these executive officers provide for minimum annual salaries as follows:

Executive Officer	Minimum Annual Salary
Daniel A. DeMatteo	$900,000
J. Paul Raines	$1,060,000
Tony D. Bartel	$830,000
Robert A. Lloyd	$636,000
Michael K. Mauler	$530,000

Annual bonus compensation for fiscal 2013 will be based on the formula and targets established under and in accordance with the Amended Plan being submitted for stockholder approval at the Meeting. If the Amended Plan is not approved, the annual bonus compensation will be based on the Company’s Supplemental Compensation Plan. The Targets specified in the “Non-Equity Incentive Plan” column of the Grants of Plan-Based Awards table above were paid at 75% of the targeted amount in fiscal 2012, fiscal 2011 and fiscal 2010 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Under the terms of the New Employment Agreements, each executive shall be entitled to all benefits afforded to management personnel or as determined by the Board of Directors, including, but not limited to, insurance programs, vacation, sick leave and 401(k) benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of February 2, 2013 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $24.69 per share closing price of our Common Stock on February 1, 2013 (the last trading date of the fiscal year).

Outstanding Equity Awards at End of Fiscal 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2)(#)	Market Value of Shares or Units of Stock That Have Not Vested(2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)($)
Daniel A. DeMatteo	100,000	—	—	$9.29	3/1/2014	—	—	—	—
	300,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	112,650	$2,781,329	53,400	$1,318,446
J. Paul Raines	—	—	—	—	—	144,702	3,572,692	216,700	5,350,323
Tony D. Bartel	165,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	90,500	2,234,445	153,900	3,799,791
Robert A. Lloyd	18,000	—	—	10.13	3/10/2015	—	—	—	—
	24,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	63,717	1,573,173	112,600	2,780,094
Michael K. Mauler	38,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	45,550	1,124,630	89,600	2,212,224

(1)	The options reflected herein were granted under the 2001 Incentive Plan, and vested and became exercisable in equal annual increments over a three-year period following grant. The options expire one day before the tenth anniversary of the grant date; therefore, the grant date for each grant can be determined from the expiration dates shown above.
(2)	For Messrs. DeMatteo, Raines, Bartel and Mauler, the Stock Awards consist of restricted shares of Common Stock, which were granted on February 4, 2010 under the 2001 Incentive Plan, and vest in equal annual increments over a three-year period following grant, subject to continued service to the Company. The Stock Awards to Mr. Lloyd, which consist of restricted shares of Common Stock, were granted under the 2001 Incentive Plan on February 4, 2010 and June 2, 2010 when Mr. Lloyd became the Executive Vice President and Chief Financial Officer and vest in equal annual installments over a three-year period following grant, subject to continued service to the Company. The Stock Awards for all the listed officers also contain a February 2, 2011 grant of restricted shares of Common Stock under the 2001 Incentive Plan, of which half vest in equal installments on the basis of continued service to the Company over a three-year period following the grant date and half were subject to a performance target tied to earnings per share for fiscal 2011 and vest, to the extent earned, in equal installments over a three-year period following the grant date, subject to continued service to the Company. The Stock Awards for all the listed officers also contain a February 7, 2012 grant of restricted shares of Common Stock under the 2011 Incentive Plan, some of which vest in equal installments on the basis of continued service to the Company over a three-year period following the grant date and some were subject to a performance target tied to earnings per share for fiscal 2012 and vest, to the extent earned, in equal installments over a three-year period following the grant date, subject to continued service to the Company. In addition, the February 7, 2012 grant to Messrs. Raines, Bartel, Lloyd and Mauler included shares that cliff vest on February 7, 2015 subject to continued service to the Company and achievement of previously described three-year performance targets. The unvested restricted awards are entitled to quarterly dividends of the amount declared by the Board. The dividends on the restricted shares subject to performance measures will be accrued and paid to the recipients only if and when the shares vest.

Option Exercises and Stock Vested

The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of our Common Stock and shares acquired upon vesting of stock awards during fiscal 2012 by those executive officers. The values realized upon vesting in the table have been calculated using the stock price at the time of vesting.

Fiscal 2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel A. DeMatteo	—	—	73,625	$1,734,300
J. Paul Raines	—	—	63,250	1,488,347
Tony D. Bartel	—	—	39,750	935,560
Robert A. Lloyd	—	—	23,292	495,930
Michael K. Mauler	—	—	17,275	406,316

Pension Plans

None of the Company’s Named Executive Officers participate in the Company’s pension plans; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation

None of the Company’s Named Executive Officers participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

Employment Agreements and Potential Payments upon Termination or Change in Control

GameStop had employment agreements with Daniel A. DeMatteo, J. Paul Raines, Tony D. Bartel, Robert A. Lloyd and Michael K. Mauler in effect through fiscal 2012 and through May 10, 2013. On May 10, 2013, the Company entered into the New Employment Agreements. See “Compensation Discussion and Analysis — Employment Agreements” and “Compensation Discussion and Analysis — Severance/Change in Control Benefits” above for a description of the terms of these employment agreements.

Pursuant to the employment agreements in effect as of February 2, 2013, each executive’s employment would have been terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within 12 months of a good reason event. If an executive’s employment was terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive was entitled to payment of base salary through the date of death, disability or termination of employment. A good reason event was defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Among other things, as of February 2, 2013, each employment agreement included a severance arrangement if the executive’s employment was terminated by GameStop without cause, or by the executive for good reason, which provided each executive with the greater of his base salary through the term of the agreement or one year, plus the average of the last three annual bonuses times the greater of one or the number of years remaining on the agreement, plus the continuation of medical benefits for 18 months and the release of all stock option restrictions. Amounts owed to the executive officers upon termination or a change in control assuming a triggering event took place on February 2, 2013, the last business day of the Company’s last completed fiscal year, are presented below (because the chart assumes that a termination took place on the last day of the fiscal year, the below chart does not reflect the provisions of the New Employment Agreements):

Name	Benefit	Termination w/o Cause or for Good Reason(1)	Voluntary Termination	Death(1)	Disability(1)
Daniel A. DeMatteo	Salary	$900,000	—	—	—
	Bonus	1,700,000	—	—	—
	Medical Benefits	13,127	—	—	—
	Accelerated Stock Options	—	—	—	—
	Accelerated Restricted Stock	4,099,775	—	$4,099,775	$4,099,775

	Total	$6,712,902	—	$4,099,775	$4,099,775
J. Paul Raines	Salary	$1,030,000	—	—	—
	Bonus	1,446,667	—	—	—
	Medical Benefits	13,127	—	—	—
	Accelerated Stock Options	—	—	—	—
	Accelerated Restricted Stock	8,923,015	—	$8,923,015	$8,923,015

	Total	$11,412,809	—	$8,923,015	$8,923,015
Tony D. Bartel	Salary	$806,000	—	—	—
	Bonus	582,750	—	—	—
	Medical Benefits	13,127	—	—	—
	Accelerated Stock Options	—	—	—	—
	Accelerated Restricted Stock	6,034,236	—	$6,034,236	$6,034,236

	Total	$7,436,113	—	$6,034,236	$6,034,236
Robert A. Lloyd	Salary	$600,000	—	—	—
	Bonus	391,667	—	—	—
	Medical Benefits	13,127	—	—	—
	Accelerated Stock Options	—	—	—	—
	Accelerated Restricted Stock	4,353,267	—	$4,353,267	$4,353,267

	Total	$5,358,061	—	$4,353,267	$4,353,267
Michael K. Mauler	Salary	$500,000	—	—	—
	Bonus	337,500	—	—	—
	Medical Benefits	13,127	—	—	—
	Accelerated Stock Options	—	—	—	—
	Accelerated Restricted Stock	3,336,854	—	$3,336,854	$3,336,854

	Total	$4,187,481	—	$3,336,854	$3,336,854

(1)	Restricted stock grants are immediately vested upon termination without cause, termination for good reason and upon the death or disability of the recipient. Single trigger change in control provisions were removed from all employment agreements in amendments dated February 9, 2011. Following a change in control, amounts would be owed for salary, bonus and medical benefits only if the executive was terminated by the Company without cause or if the executive terminated employment for good reason. The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $24.69 (based on the closing price of the Common Stock as of February 1, 2013, the last trading day of fiscal 2012) and include all outstanding, unvested grants through the assumed termination date.

Director Compensation

The following table provides information regarding compensation earned by the non-employee Directors during fiscal 2012, as well as Mr. Fontaine who also served as Chairman International during fiscal 2012:

Director Compensation

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)($)	Total ($)
R. Richard Fontaine(4)	—	$113,904	—	—	—	$1,359,803	$1,473,707
Jerome L. Davis(5)	$55,000	113,904	—	—	—	146,604	315,508
Thomas N. Kelly Jr.(6)	27,500	112,503	—	—	—	22,317	162,320
Shane S. Kim(7)	55,000	113,904	—	—	—	85,846	254,750
Steven R. Koonin(5)	55,000	113,904	—	—	—	146,604	315,508
Michael N. Rosen(8)	27,500	113,904	—	—	—	278,364	419,768
Stephanie M. Shern(9)	55,000	113,904	—	—	—	146,604	315,508
Stanley (Mickey) Steinberg(8)	27,500	113,904	—	—	—	278,364	419,768
Gerald R. Szczepanski(10)	55,000	113,904	—	—	—	146,604	315,508
Edward A. Volkwein(8)	27,500	113,904	—	—	—	278,364	419,768
Kathy P. Vrabeck(11)	27,500	112,423	—	—	—	27,824	167,747
Lawrence S. Zilavy(5)	55,000	113,904	—	—	—	146,604	315,508

(1)	Represents amounts earned and paid for service in fiscal 2012.
(2)	Reflects the grant date fair values in accordance with FASB ASC Topic 718 for the fiscal 2012 grants of 6,540 shares of restricted stock for Ms. Vrabeck, 7,134 shares of restricted stock for Mr. Kelly and 4,800 shares of restricted stock for the other Board members based on the price of the Common Stock on the date of grant. Grants of restricted shares vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The assumptions used by the Company in calculating the grant date fair value are incorporated herein by reference to Note 14 to the Company’s consolidated financial statements in its Form 10-K filed April 3, 2013.
(3)	Reflects cash bonus awards granted along with the fiscal 2012, fiscal 2011 and fiscal 2010 grants of restricted stock. The awards vest in equal annual increments over a three-year period after the grant date, subject to continued service to the Company as well as accelerated vesting in the case of retirement under certain circumstances. The amounts reflected represent the amount of the awards earned during fiscal 2012 for service on the Board. Mr. Rosen, Mr. Steinberg and Mr. Volkwein also received $275,700 for the accelerated vesting of their award due to their retirement, in accordance with the Company’s Board retirement policy. The amounts reflected also represent the dividends paid on unvested restricted shares during fiscal 2012, all of which were under $10,000 with the exception of Mr. Fontaine.
(4)	“All Other Compensation” includes salary of $611,538, $11,338 for life insurance coverage, and contributions under our 401(k) plan and payments for disability insurance coverage, none of which exceeded $10,000 while Mr. Fontaine was an executive of the Company. It also includes $29,472 for dividends paid on unvested restricted shares and $698,700 for cash bonus awards granted along with the fiscal 2012, fiscal 2011 and fiscal 2010 grants of restricted stock. As of February 2, 2013, the named Director held 36,840 shares of restricted stock that have not vested and options to purchase 382,000 shares of Common Stock.
(5)	As of February 2, 2013, the named Director held 8,880 shares of restricted stock that have not vested.
(6)	As of February 2, 2013, the named Director held 7,134 shares of restricted stock that have not vested.
(7)	As of February 2, 2013, the named Director held 7,880 shares of restricted stock that have not vested.

(8)	As of June 19, 2012, the named Director retired from the Board. Upon retirement, 8,880 shares of restricted stock immediately vested in accordance with the Company’s Board retirement policy.
(9)	As of February 2, 2013, the named Director held 8,880 shares of restricted stock that have not vested and options to purchase 31,000 shares of Common Stock.
(10)	As of February 2, 2013, the named Director held 8,880 shares of restricted stock that have not vested and options to purchase 48,000 shares of Common Stock.
(11)	As of February 2, 2013, the named Director held 6,540 shares of restricted stock that have not vested.

Directors who are not employees of the Company will receive compensation of $55,000 per annum in fiscal 2013. For fiscal 2012, Directors who were not employees of the Company received compensation of $55,000 per annum. This compensation is included in the “Fees Earned or Paid in Cash” column in the Director Compensation Table. Messrs. Kelly, Rosen, Steinberg, Volkwein and Ms. Vrabeck each served for two quarters during fiscal 2012 and received a pro-rata portion of such compensation. In addition, we reimburse our Directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, Directors who are our employees do not receive additional compensation for their services as Directors and none of the Directors receive additional compensation for their services as committee chairpersons or as lead Director. Additionally, because the Board believes that it is important for each Director of the Company to have a financial stake in the Company to help align the Director’s interests with those of the Company’s stockholders, the Company has an equity ownership policy requiring that each non-employee Director of the Company maintain ownership of Common Stock with a value of at least five times the annual cash retainer for service on the Board, or at least $275,000 for fiscal 2013. Newly appointed Directors have five years to comply with this requirement. For a Director who retires after reaching age 72 or ceases to serve after at least ten years of Board service to the Company, with the consent of the Compensation Committee, all awards granted to such Director fully vest upon termination of Board service. Messrs. Rosen, Steinberg and Volkwein received such accelerated vesting when they left the Board after the 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s 2012 Form 10-K and in this Proxy Statement.

Compensation Committee

Gerald R. Szczepanski, Chair

Thomas N. Kelly Jr.

Shane S. Kim

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 2

We believe that it is appropriate to solicit the views of our stockholders regarding the compensation of our Named Executive Officers. Accordingly, and in accordance with SEC rules, the Company seeks a non-binding advisory vote from our stockholders on the compensation of our Named Executive Officers as described in this Proxy Statement.

As discussed more fully in the “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes the Company’s Named Executive Officers should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for the Company to produce ongoing and sustained value for our stockholders. The Company’s executive officer compensation program is based on the following guiding principles:

1.	Total compensation provided by the Company to its Named Executive Officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2.	The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value, while avoiding the encouragement of unnecessary or excessive risk-taking.

3.	Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of long-term equity compensation. All of the short-term incentive, in the form of annual cash bonuses, and a large portion of equity compensation for Named Executive Officers are tied to performance measures, and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4.	The overall value of the incentive and total compensation opportunities are designed to be consistent with the level of the Company’s operational performance over time and the level of returns provided to stockholders.

In response to the advisory vote on the frequency of the advisory vote on executive compensation at our 2011 Annual Meeting, we provide this advisory vote on executive compensation on an annual basis. This is an advisory vote and is not binding upon the Company, the Compensation Committee or our Board of Directors. Therefore, stockholders are not ultimately voting for the approval or disapproval of the Board of Directors’ recommendation on this proposal. The result of the vote will not impact any compensation that has already been paid or awarded to the executive officers. However, because we value the views of our stockholders, our Compensation Committee, which is responsible for, among other things, designing and administering the Company’s executive compensation program, will review and consider the results of this advisory vote when considering future decisions with respect to executive compensation.

We strongly encourage stockholders to read the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narrative disclosures in this Proxy Statement which discuss in greater detail the compensation of our executive officers, the Company’s compensation philosophy and the factors that the Compensation Committee considered in making compensation decisions.

Accordingly, the Board of Directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE RESOLUTION ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

APPROVAL OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GAMESTOP CORP. TO DECLASSIFY THE BOARD OF DIRECTORS

PROPOSAL 3

The Board is proposing to amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the terms of office of the directors. The Board approved the amendment on May 10, 2013, subject to stockholder approval. If this Proposal 3 is approved by the stockholders, the Company’s Certificate of Incorporation will be amended in accordance with the Certificate of Amendment attached hereto as Appendix A (the “Board Declassification Amendment”).

Currently, the Certificate of Incorporation divides Board members into three classes, with the directors in each class being elected for a three-year term. The term of the three classes is staggered so that only one class of directors is nominated for election at any one annual stockholder meeting. Over a number of years, the Board has periodically considered the advantages and disadvantages of maintaining a classified board structure and concluded that this structure was in the best interests of the Company and its stockholders. There are valid arguments in favor of and in opposition to a classified board structure. Proponents of a classified board structure believe it provides increased board continuity, stability in pursuing the Company’s business strategies and policies, improved long-term planning and an enhanced ability to protect stockholder value in a potential takeover and resist potentially unfair and abusive takeover tactics. On the other hand, the Board believes that corporate governance standards have evolved and that many investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and increase the Board’s and management’s accountability to stockholders. Annual elections of all directors will provide our stockholders with the opportunity to register their views on the performance of the entire Board each year. After receiving a stockholder proposal seeking an advisory vote at our 2012 annual meeting of stockholders to declassify the Board, the Board and its Governance Committee considered the arguments in favor of and against continuation of the classified board structure and determined that it would be in the best interests of the Company and our stockholders to transition to a declassified Board.

If the Board Declassification Amendment is approved by our stockholders, beginning at the 2014 annual meeting of stockholders, each of the nominees for director in 2014 would stand for election for a one-year term. At the 2015 annual meeting, each of the directors elected at the 2014 annual meeting and each of the nominees for director at the 2015 annual meeting would be elected for a one-year term. At the 2016 annual meeting and at annual meetings after 2016, all of the nominees for director would be elected for a one-year term. This would result in the entire Board being elected annually for one-year terms beginning at the 2016 annual meeting of stockholders. If our stockholders do not approve the Board Declassification Amendment, then our Board will remain classified.

A copy of the Board Declassification Amendment is attached hereto as Appendix A. If approved at the annual meeting, we will file the Board Declassification Amendment with the Secretary of State of the State of Delaware as soon as practicable after the annual meeting. The Board will also amend the Company’s Second Amended and Restated By-laws to make conforming changes.

To be adopted, the Certificate of Amendment must be approved by the affirmative vote of the holders of at least eighty percent (80%) of Class A Common Stock. Stockholders may direct that their votes be cast for or against the proposal, or stockholders may abstain from this proposal. Abstentions and broker shares that are not voted will have the same effect as votes cast against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GAMESTOP CORP. TO DECLASSIFY THE BOARD. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

APPROVAL OF THE GAMESTOP CORP. AMENDED AND RESTATED 2011 INCENTIVE PLAN

PROPOSAL 4

On May 8, 2013, the Compensation Committee approved, subject to the approval of the Company’s stockholders at the Meeting, the GameStop Corp. Amended and Restated 2011 Incentive Plan (the “Amended Plan”). The Amended Plan, if approved, will replace the current version of the plan (the “Prior Plan”). All awards made under the Prior Plan shall generally become subject to the terms of the Amended Plan. The Amended Plan will continue to provide for the grant of equity awards to key officers, employees, consultants, advisors and directors of the Company, our subsidiaries and affiliates selected from time to time by our Compensation Committee. No awards will be made under the Amended Plan until stockholders approve this proposal. If approved, the Amended Plan will have the same expiration date as the Prior Plan (June 21, 2021). NO INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE AMENDED PLAN IS BEING SOUGHT.

The Amended Plan made the following changes to the Prior Plan:

•	The Compensation Committee may delegate authority to an officer (or committee of officers) to make grants under the Amended Plan to non-executive officer employees.

•

Cash awards may be made under the Amended Plan; thus, facilitating the deductibility of bonuses under Section 162(m) of the Code. The cash bonus portion of the Amended Plan will replace the Company’s Supplemental Compensation Plan as the platform to deliver performance-based bonuses to Named Executive Officers of the Company.

•

The Prior Plan had a minimum vesting requirement that performance-based equity grants would be subject to a minimum vesting period of one year and that time-based equity grants would have a minimum three-year ratable vesting period. The Amended Plan provides that these minimum vesting periods will continue to apply, but adds the following exceptions for: (i) the death, “disability,” “retirement” or “involuntary termination” of a participant (as such terms are defined under the Amended Plan), (ii) a change in control, liquidation or dissolution of the Company, (iii) regularly scheduled annual awards to non-employee directors with a vesting period at least equal to the regular term of service for which Directors are elected in that year or (iv) 5% of the total shares of Common Stock reserved for issuance under the Amended Plan. The Compensation Committee determined that these exemptions to the minimum vesting standards were common in the marketplace for companies that have such standards (including certain of our peer companies) and the absence of such exceptions disadvantages the Company in recruiting and retaining qualified personnel and in appropriately addressing the above-listed events.

•	The Amended Plan clarifies that underwater options and underwater stock appreciation rights may be cancelled without the payment of any consideration upon the occurrence of a change in control.

•	Awards granted after approval of the Amended Plan shall be subject to such claw-back policy or policies as the Company may determine to adopt.

In all other material respects, the Amended Plan is substantially identical to the Prior Plan approved by the Company’s stockholders at the 2011 Annual Meeting.

The Board of Directors proposes that the stockholders approve the Amended Plan. If this proposal is not approved by the stockholders, the Company may continue to grant awards under the Prior Plan until the date all shares reserved under the Prior Plan have been issued or the earlier termination of the Prior Plan. However, without such approval, performance-based cash bonuses made to the Company’s CEO and other Named Executive Officers (excluding the Company’s Chief Financial Officer) may not be deductible by the Company for US federal income tax purposes after the Company’s Supplemental Compensation Plan expires (within the meaning of Section 162(m) of the Code) next year.

Summary of Key Features of the Plan

The following is a summary of the Amended Plan. This summary is qualified in all respects by reference to the full text of the Amended Plan included herein as Appendix B. Stockholders are urged to review the Amended Plan before determining how to vote on this proposal. Stockholders are being asked to approve the Amended Plan, including the performance criteria described below and the awarding of cash bonuses and the issuance of shares of our Common Stock to eligible participants in accordance with the Amended Plan, in order to assist the Company in accomplishing the purpose set forth below and to ensure that “performance based compensation” awards meet the requirements of Section 162(m) of the Code and therefore will not be disallowed as a deduction to the Company for federal income tax purposes.

General. The Amended Plan provides for the grant of equity awards to key officers, employees, consultants, advisors and directors of the Company, our subsidiaries and affiliates selected from time to time by our Compensation Committee. The purpose of the Amended Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees who will contribute to our success and to achieve short-term and long-term objectives that will inure to the benefit of all our stockholders through the additional incentive created by ownership of our Common Stock and/or by providing the eligible service providers with an opportunity to earn cash bonuses upon the attainment of specified performance goals. Awards under the Amended Plan may take the form of cash awards, stock options, stock appreciation rights (SARs), restricted stock awards, performance awards and other share-based awards.

Shares available. Subject to the adjustment provisions discussed below under “Antidilution Provisions,” the total number of shares that may be issued under the Amended Plan is 9,250,000 (all of which may be issued as incentive stock options). As of May 2, 2013, options to purchase 456,000 shares of Common Stock were outstanding under Prior Plan, 2,219,000 restricted shares of Common Stock issued under the Prior Plan remained outstanding and subject to forfeiture (with respect to any performance-based restricted shares such grant is valued at the target level of performance) and 285,000 shares of Common Stock had been issued upon the exercise of options under the Prior Plan or were no longer subject to restriction under the Prior Plan due to the satisfaction of vesting conditions. Thus, as of May 2, 2013, 6,290,000 shares of Common Stock remained available for issuance in respect of new awards under the Prior Plan. Any shares remaining available for issuance under the Prior Plan will be available for grant under the Amended Plan.

Shares of Common Stock, subject to awards issued under the Prior Plan or the Amended Plan, which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or are exchanged for awards not involving shares, shall again be available for grant under the Amended Plan (other than grants of options that are intended to be incentive stock options). Also, if the option price or tax withholding requirements of any award issued under either version of the plan are satisfied by tendering shares (or by having shares withheld or netted out of an award), such shares of Common Stock are not available for future awards under the Amended Plan.

Annual Limitations. Subject to the adjustment provisions discussed below under “Antidilution Provisions,” the total number of shares with respect to which awards may be granted under the Amended Plan to any employee during any fiscal year of the Company is 1,000,000 shares. The maximum cash incentive award that may be paid to any employee during any fiscal year of the Company is $6,000,000.

Administration. Our Compensation Committee administers the Prior Plan and will administer the Amended Plan, if it is approved by the stockholders at the Annual Meeting. Subject to the provisions of the Amended Plan, the Compensation Committee has authority, in its sole discretion, to grant awards under the Amended Plan, to interpret the provisions of the Amended Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the Amended Plan or any award thereunder as it may deem necessary or advisable. To the extent permitted by law, the Compensation Committee may also delegate to one or more officers of the Company the authority to grant awards to participants who are not executive officers of the Company. Under current law, to make such a delegation, the Compensation Committee would generally be required to place a maximum amount on the number of shares that can be awarded subject to such delegation. Such delegation may be revoked at any time for any reason.

The Compensation Committee may alter, amend, suspend or terminate the Amended Plan as it deems advisable, subject to any requirement for stockholder approval imposed by applicable law, including Sections 162(m) and 422 of the Code, or any rule of any stock exchange or quotation system on which shares of the Company are listed or quoted; provided that the Compensation Committee may not amend the Amended Plan to increase the number of shares that may be the subject of options under the Amended Plan without the approval of our stockholders. In addition, no amendment to, or termination of, the Amended Plan shall in any way impair the rights of an optionee or a participant under any award previously granted without such optionee’s or participant’s consent.

Options. The Amended Plan permits the granting of “incentive stock options” meeting the requirements of Section 422 of the Code, and “nonqualified stock options” that do not meet such requirements. The term of each option is determined by the Compensation Committee and shall not exceed ten years after the date of grant unless approved by the Company’s stockholders (or five years with respect to incentive stock options granted to individuals who own more than 10% of the outstanding shares of Common Stock). Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Compensation Committee. In general, the per share exercise price for options must be at least equal to 100% of the fair market value (as defined in the Amended Plan) of the shares on the date of the grant (110% with respect to incentive stock options granted to individuals who own more than 10% of the outstanding shares of Common Stock). The Amended Plan requires the fair market value to be the closing price of the shares for the date of which the fair market value is being determined, as reported on the principle securities exchange on which our Common Stock is traded (or, if such date is not a trading day, the closing price for the most recently preceding trading day). The exercise price can be paid in cash, by certified or bank check, or if approved by the Compensation Committee, by tendering shares owned by the participant, or if approved by the Compensation Committee, by net exercise, or any combination of the foregoing. Options are not transferable except by will or the laws of descent and distribution and may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative; provided, however, a participant may, under certain circumstances and with the consent of the Compensation Committee, transfer or assign an option (other than an incentive stock option) to family members and/or trusts, partnerships or companies established for the benefit of the participant’s family members.

Stock Appreciation Rights. The Amended Plan provides that the Compensation Committee may grant SARs. The Compensation Committee will determine any vesting schedules and the terms and conditions of each grant, provided, however, the term of a SAR shall not exceed ten years. Upon the exercise of a SAR, the recipient is entitled to receive from the Company an amount in cash or shares of Common Stock based on a per share price (for purposes of determining appreciation of the SAR) of not less than 100% of the fair market value of the shares on the date of the grant of the SAR, unless otherwise approved by the stockholders of the Company. SARs can be either freestanding or tandem (meaning they are associated with a specific option and must be granted at the time of grant of such option). A tandem SAR is exercisable only to the extent the related option is exercisable. Upon the exercise of a tandem SAR, the related option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an option granted in tandem with a SAR, such tandem SAR will terminate.

Restricted Stock. The Compensation Committee may award restricted stock under the Amended Plan. Restricted stock gives a participant the right to receive stock subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares may be based upon performance standards, length of service or other criteria as the Compensation Committee may determine. Until all restrictions are satisfied, lapsed or waived, we will maintain custody over the restricted stock but the participant will be able to vote the shares and will be entitled to all distributions paid with respect to the shares, as provided by the Compensation Committee. However, subject to compliance with Section 409A of the Code, the Compensation Committee may require that any dividends otherwise payable with respect to a restricted stock award shall not be paid currently but shall be accumulated until the applicable restricted stock has vested. During such period in which shares are restricted, the restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, unless otherwise determined by the Compensation Committee, the participant forfeits the right to the stock to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

Performance Awards. The Compensation Committee may grant, independently of or concurrently with the award of any other award granted under the Amended Plan, awards that are contingent upon the achievement of performance criteria during a specified time period (“Performance Awards”), both of which must be determined by the Compensation Committee at the time of the grant of the award. The performance criteria will be determined by the Compensation Committee. Performance Awards may be paid in cash, shares, other property or any combination thereof and may be paid in a lump sum or in installments following the close of the applicable performance period or, in accordance with procedures established by the Compensation Committee, on a deferred basis.

Other Share-Based Awards. The Compensation Committee may grant other share-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares. The Compensation Committee shall have the authority to determine the persons to whom and the time or times at which such awards will be made, the number of shares to be awarded and all other conditions of the awards, provided, however, that the aggregate amount of shares granted pursuant to other share-based award(s) shall not exceed five percent (5%) of the shares authorized for grant under the Amended Plan. The foregoing cap will not apply to shares granted pursuant to one or a series of related other share-based award(s) which were granted to a participant in lieu of earned cash compensation. Additionally, grants of share-based awards may be subject to such conditions, restrictions and contingencies as the Compensation Committee may determine.

Cash Incentive Awards. The Compensation Committee may grant cash incentive awards to “covered employees” as described below and to such other employees, as selected in the Compensation Committee’s sole discretion. Not later than 90 days after the commencement of each fiscal year (and before 25% of the relevant period of service for each Employee has elapsed), the Compensation Committee shall establish in writing separately for each such employee (1) the percentage of such employee’s base salary that shall be the subject of a bonus award and (2) the target performance goal(s) (from the list specified below under Code Section 162(m)), the attainment of which is then substantially uncertain and the achievement of which will result in the payment of the cash award. At the time such goal is selected, the Compensation Committee, in its sole discretion, may, but need not, (a) specify such portion of the bonus payable upon partial attainment of a goal, (b) provide for the payment of a cash bonus in excess of the target bonus if the goal is exceeded, (c) provide for interpolation of the bonus payable if the performance actually attained is between any such established goals and/or (d) specify other conditions for payment. Cash bonuses will not become payable and will not be paid until the Compensation Committee certifies the extent to which the goal has been attained. At any time prior to the payment of a bonus, the Compensation Committee may, in its sole discretion, decrease or eliminate such bonus to reflect the individual performance and contribution of such employee or such other factors as the Compensation Committee deems relevant. Unless otherwise determined by the Compensation Committee (or as provided in an agreement with the employee), an employee must be employed by the Company or one of its affiliates on the last day of the fiscal year to be eligible to receive a bonus for such year; provided that if the employee dies or becomes disable during such fiscal year, the employee (or his estate) will remain eligible to receive a prorated portion of such bonus.

Code Section 162(m). Compensation of persons who are “covered employees” of the Company (generally, the chief executive officer and the three other highest paid named executive officers other than the Company’s Chief Financial Officer) are subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. The Compensation Committee may establish for each participant who is, or is likely to be, a “covered employee,” an award intended to be exempt from the deduction limits of Section 162(m). Any such award will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the attainment of specified levels of the following performance criteria: (i) the attainment of certain target levels of, or a specified percentage increase in, net sales, unit sales, revenues, market share, operating earnings, income before income taxes and extraordinary items, net income, pretax income before allocation of corporate overhead and bonus, earnings before income tax, earnings before interest and taxes and earnings before interest, taxes, gross margins, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Compensation Committee; (v) the attainment of a specified level of, or specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or assets; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) appreciation in and/or maintenance of certain target levels in the fair market value of the Common Stock or any other publicly-traded securities of the Company (x) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; (xi) the attainment of a specified level of, or specified percentage rate of change in, all or certain costs, inventory, assets (specified or total) and/or working capital; and/or (xii) the attainment of a specified level of, or specified percentage rate of change in, customer satisfaction, employee satisfaction, diversity, and/or retention. For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board and may be measured on an aggregate or per share basis. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. Before any payments are made with respect to any awards intended to qualify as “performance based compensation”, the Compensation Committee shall certify in writing that the performance goals relating to such payment have been met.

Antidilution Provisions. The Amended Plan requires the Compensation Committee, in such manner as the Compensation Committee deems equitable, to adjust (i) the number and type of shares subject to future awards, (ii) the number and type of shares subject to outstanding awards (iii) the grant or exercise price with respect to any award, and (iv) the performance criteria expressed in whole or in part on a per Share basis in each case, to prevent dilution or enlargement of benefits intended to be made available under the Amended Plan in the event of any corporate transaction, dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar capitalization or corporate change. However, the Compensation Committee cannot make any adjustments that would cause an award to violate the provisions of Section 409A of the Code (pertaining to “deferred compensation”) unless otherwise agreed to by the holder of the award.

Limitations on Awards. Without stockholder approval, the Amended Plan prohibits (i) the reduction of the exercise price of outstanding options (or the reference price for SARs), and (ii) the cancellation of outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price or reference price that is less than the respective exercise price or reference price of the cancelled options or SARs.

Transferability of Awards. Generally, awards may be transferred only by will or the laws of descent and distribution. The Compensation Committee, however, may allow for the assignment or transfer of an award (other than incentive stock options, tandem SARs and restricted stock awards) to a participant’s spouse, children and/or trusts, partnerships, or limited liability companies established for the benefit of the participant’s spouse and/or children, subject in each case to certain conditions on assignment or transfer.

Termination and Amendment. The Amended Plan will terminate by its terms and without any action by the Board of Directors on June 21, 2021, ten years from the date of the Prior Plan’s approval by stockholders. No awards may be made after that date. Awards outstanding on such termination date will remain valid in accordance with their terms. The Compensation Committee may amend the Amended Plan at any time but cannot, without the prior approval of stockholders, increase the number of shares that may be issued under the Amended Plan (other than through the antidilution provisions described above); materially increase benefits accruing to participants or materially modify the requirements for participation under the Amended Plan; or make any change to the Amended Plan where stockholder approval is required under applicable law (including tax law) or stock exchange rules.

Treatment of Awards Upon a Change in Control. One or more awards may be subject to certain terms and conditions set forth in the written agreement between the Company and a participant governing the grant of such award, which provide for different terms or provisions with respect to such awards upon a “change in control” of the Company (as such term is defined in the Amended Plan), subject to certain conditions, provided, that such written agreement may not increase the maximum amount of such awards. The determination as to the occurrence of a change in control shall be based on objective facts and is defined in the Amended Plan to include specified changes in the ownership of the Company or a substantial portion of its assets or in the effective control of the Company. Upon the occurrence of a change in control of the Company, the Compensation Committee may, in its sole and absolute discretion, determine that, any award outstanding as of the effective date of such change in control will be cancelled in consideration for a cash payment or alternative award (whether from the Company or another entity that is a party to the change in control) or a combination thereof made to the holder of such cancelled award substantially equivalent in value to the fair market value of such cancelled award (provided that where the exercise or base price of such award exceeds the fair market value, then such award may be cancelled with no further compensation due to the holder). The determination of such fair market value shall be made by the Compensation Committee in its sole and absolute discretion.

Treatment of Options/SARs Upon Termination of Employment. Subject to the determination of the Compensation Committee, generally, any option or SAR granted under the Amended Plan and not previously exercised or expired, to the extent vested on the date of termination or separation of a participant, shall be exercisable as of such termination for a period not to exceed three months after the date of termination or separation, provided that in no instance may the term of any such option or SAR, as so extended, exceed the lesser of ten years from the date of grant or the original expiration date for such option or SAR.

Minimum Vesting Periods. Notwithstanding anything to the contrary to other provisions of the Amended Plan, unless otherwise approved by the stockholders of the Company, any award payable or denominated in shares of Common Stock and which is (i) performance-based shall have a minimum vesting period of one (1) calendar year or (ii) tenured (time-based) shall have a minimum vesting period of three (3) calendar years (with ratable vesting of no more than one-third of the aggregate applicable option award per calendar year), provided that such minimum vesting period shall not apply to: (A) accelerated vesting upon the death, “disability,” “retirement” or “involuntary termination” of a participant (as such terms are defined in the Amended Plan), (B) accelerated vesting upon a change in control, liquidation or dissolution of the Company, (C) 5% of the total number of shares of Common Stock reserved for issuance under the Amended Plan, or (D) regularly scheduled annual awards to non-employee directors with a vesting period at least equal to the regular term of service for which such directors are elected.

Claw-back. The Compensation Committee may provide in an award agreement that an award shall be cancelled if the participant, without the consent of the Company, while employed by or providing services to the Company or any affiliate of the Company or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any affiliate of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion. The Compensation Committee may also provide in an award agreement that if the participant engages in any activity referred to in the preceding sentence, such participant will forfeit any gain realized on the vesting or exercise of such award and/or must repay the gain to the Company. Additionally, awards issued after the effective date of the Amended Plan will be subject to any claw-back policy (or policies) adopted by the Company (or its affiliates) from time to time.

Certain Federal Income Tax Consequences of the Amended Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Amended Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options. A participant does not recognize taxable income either at the time of grant or at the time of exercise of an incentive stock option. However, upon exercise, the difference between the fair market value of the shares and the exercise price is treated as an item of tax adjustment for purposes of the alternative minimum tax. If a participant does not dispose of shares acquired through the exercise of an incentive stock option in a “disqualifying disposition” (i.e., no disposition occurs within two years from the date of grant of the incentive stock option nor within one year of the transfer of the shares to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such shares, and such gain will be taxable as gain from the sale of a capital asset.

The Company will not receive any tax deduction on the exercise of an incentive stock option or, if the above holding period requirements are met, on the sale of the underlying shares. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and the Company will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

Non-Qualified Stock Options. If nonqualified stock options are granted to a participant, there are no federal income tax consequences at the time of grant. Upon exercise of the option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The Company will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by the Company.

Stock Appreciation Rights (SARs). No income will be realized by the participant in connection with the grant of any SAR. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any shares received upon the exercise of a SAR. The Company will be entitled to a deduction equal to the amount included in such participant’s income by reason of the exercise of any SAR.

Restricted Stock. Except as described in the following paragraph, a grant of restricted shares does not constitute a taxable event for either a participant or the Company. However, the participant will be subject to tax, at ordinary income rates, based on the fair market value of the shares when they are no longer subject to a substantial risk of forfeiture or they become transferable. The Company will be entitled to take a commensurate deduction at that time.

A participant may elect to recognize taxable ordinary income at the time restricted shares are awarded in amount equal to the fair market value of the shares at the time of grant, determined without regard to any forfeiture restrictions. Any such election must be filed with the IRS and the Company within 30 days following the date of grant and must be filed with the federal income tax return for the taxable year in which such award occurs. If such an election is made, the Company will be entitled to a deduction at that time in the same amount. Future appreciation on the shares will be taxed at the capital gains rate when the shares are sold. However, if, after making such an election, the shares are forfeited, the participant will be unable to claim a deduction.

Withholding. Awards made to participants under the Amended Plan may be subject to federal, state and local income tax withholding obligations and the Company will comply with any requirements to withhold such taxes.

ERISA Status. The Amended Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits. As of the date of the Meeting, no awards will have been granted under the Amended Plan. Subject to stockholder approval of the Amended Plan, all awards granted under the Amended Plan will be made at the discretion of the Compensation Committee and the terms of such awards are also in the discretion of the Compensation Committee. Therefore, it is not currently possible to determine the number, name or positions of persons who will benefit from the Amended Plan in the current year, if it is approved by our stockholders, or the terms of any such benefits.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE GAMESTOP CORP. AMENDED AND RESTATED 2011 INCENTIVE PLAN. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR THE PROPOSAL ABOVE UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

Information for our equity compensation plans, consisting of the 2011 Incentive Plan and the 2001 Incentive Plan, in effect as of February 2, 2013 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	6,373,000	$25.04	7,887,000
Equity compensation plans not approved by security holders	—	not applicable	—

Total	6,373,000	$25.04	7,887,000

Subsequent to the fiscal year ended February 2, 2013, an additional 456,510 stock options and 614,040 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in equal annual installments over three years, subject to continued service to the Company. At the same time, an additional 302,810 shares of restricted stock were granted under the 2011 Incentive Plan, which vest in full in February 2016, subject to continued service to the Company. Also, subsequent to the fiscal year ended February 2, 2013, an additional 261,660 shares of restricted stock were granted under the 2011 Incentive Plan, of which 130,830 are subject to a performance target which will be measured following completion of the 52 weeks ending February 1, 2014 with the portion earned vesting in equal annual installments over three years, subject to continued service to the Company. The remaining 130,830 shares of restricted stock that were granted subject to performance targets will be measured following the completion of the 52 weeks ending January 30, 2016. These grants will vest immediately upon measurement to the extent earned. Shares subject to performance measures may generally be earned in greater or lesser percentages if targets are exceeded or not achieved by specified amounts. If the Amended Plan is approved at the Annual Meeting, it will not increase the amount of Common Stock authorized for issuance under our equity compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent registered public accountants and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described earlier in this Proxy Statement in the “Election of Directors” section, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described earlier in this Proxy Statement in the “Election of Directors” section, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each Director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or Director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit

Committee. During fiscal 2012, there were no transactions requiring disclosure with, or with an immediate family member of, Directors, Named Executive Officers or persons who were the beneficial owners of more than 5% of the Company’s outstanding shares during the fiscal year.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent registered public accountants the Company’s audited consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU 380, Communication with Audit Committees. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from the Company and its management and considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Division Vice President of Internal Audit, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited consolidated financial statements be included in the Company’s 2012 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended February 2, 2013 for filing with the SEC.

Audit Committee

Stephanie M. Shern, Chair

Gerald R. Szczepanski

Kathy P. Vrabeck

Lawrence S. Zilavy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (“BDO USA”) is the Company’s independent registered public accounting firm for the fiscal year ended February 2, 2013 and prior years. The Audit Committee has not selected an independent registered public accounting firm for the fiscal year ending February 1, 2014 because it is currently conducting a competitive proposal process to make such selection and therefore does not propose that any independent registered public accounting firm be ratified for the fiscal year ending February 1, 2014 at the Meeting. The process was developed for good corporate governance reasons and is not as a result of a disagreement with BDO USA on any matter related to their audit of the Company, BDO USA declining to stand for re-election or there being reportable events as defined in item 304(a)(1)(v) of Regulation S-K. BDO USA is included in the proposal process and the Audit Committee expects to complete its review by August 1, 2013. The Audit Committee intends to propose in future years the ratification of its independent registered public accounting firm in the Company’s proxy statement. A representative of BDO USA will be present at the Meeting and will be available to respond to appropriate questions.

The independent registered public accounting firm examines the annual financial statements and provides other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered the non-audit services provided by BDO USA and concluded they are compatible with maintaining the independence of BDO USA in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.

Audit Fees. In fiscal 2012, the fees for professional services rendered by BDO USA totaled $2,493,000 for the audit of the Company’s annual financial statements and schedule, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards and for the audit of the Company’s effectiveness of internal control over financial reporting. In fiscal 2011, the fees for professional services rendered by BDO USA totaled $2,532,000 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards, consultations regarding the SEC comment letter received by the Company and for the audit of the Company’s internal control over financial reporting.

Audit-Related Fees. The Company paid BDO USA $43,000 in each of fiscal 2011 and fiscal 2012 for services in respect of employee benefit plan audits.

Tax Fees. The Company paid BDO USA $26,000 in each of fiscal 2011 and fiscal 2012 for tax-related services. Tax-related services included professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. The Company did not pay BDO USA any other fees in fiscal 2012 or fiscal 2011.

Pre-approval Policies and Procedures. The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by BDO USA referred to above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, Directors and greater than ten-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to the Company’s executive officers, Directors and greater than ten-percent stockholders were complied with.

OTHER MATTERS

The Company does not intend to present any other business for action at the Meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Proxy Solicitation. To assist in the solicitation of proxies, the Company has retained HIR/Alliance Advisors for a fee not to exceed $10,000 plus reimbursement of expenses. Solicitation may also be made personally, by telephone, by telegraph or by mail by officers and employees of the Company who will not be additionally compensated therefor. The Company and its proxy solicitor may request persons such as banks, brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing. The Company is bearing all costs of this solicitation.

Financial and Other Information. The Company’s Annual Report for the fiscal year ended February 2, 2013, including consolidated financial statements, is being sent to stockholders together with this Proxy Statement.

Cautionary Statement Regarding Forward Looking Statements. This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements related to risks associated with our compensation programs, the Company’s future performance, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended February 2, 2013 filed with the SEC on April 3, 2013 and in subsequent Form 10-Qs filed with the SEC by the Company.

Stockholder Proposals. Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2014 must be received by the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 28, 2014.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at an annual meeting of stockholders, such stockholder must give written notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the proposing stockholder in such business.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

DANIEL A. DEMATTEO

Executive Chairman

May 20, 2013

Appendix A

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GAMESTOP CORP.

GameStop Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is GameStop Corp. (the “Corporation”). At the time of incorporation the Corporation was known as GSC Holdings Corp. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2005 and was amended and restated on June 27, 2005 and February 7, 2007.

SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: The terms and provisions of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

FOURTH: ARTICLE FIFTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FIFTH: (a) Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors initially consisting of three directors, the exact number of directors to be not less than three nor more than fifteen as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At the annual meetings of stockholders held in 2014 and 2015, the directors standing for election shall be elected for a term expiring at the annual meetings of stockholders held in 2015 and 2016, respectively. Beginning with the annual meeting of stockholders held in 2016, the entire Board of Directors shall be elected annually at each annual meeting of stockholders. The directors shall hold office until their respective successors are elected and qualify, subject, however, to prior death, resignation or removal from office. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof).

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(b) Vacancies in the Board. Except as expressly provided in a Certificate of Designation with respect to any Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the removal of a director by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office only for cause upon the affirmative vote of holders of at least 80% of the voting power of the then outstanding Voting Stock, voting as a single class. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

(d) Amendment to this Article FIFTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article FIFTH.

Signature Page Follows

IN WITNESS WHEREOF, GameStop Corp. has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be executed by an authorized officer of GameStop Corp., effective as of             , 2013.

GAMESTOP CORP.

By:
Name: Title:

Appendix B

GAMESTOP CORP.

AMENDED AND RESTATED 2011 INCENTIVE PLAN

GAMESTOP CORP., a Delaware corporation (the “Company”), has adopted this GameStop Corp. Amended and Restated 2011 Incentive Plan (the “Plan”) effective as of                     , 2013 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company and its Affiliates, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as officers, employees, consultants, advisors and/or directors of the Company and its Affiliates by increasing their proprietary interest in the Company’s growth and success and/or by providing the opportunity to earn performance incentive awards, the achievement of which would increase stockholder value.

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of Awards to Participants whose judgment, initiative and efforts are, have been, or are expected to be responsible for the success of the Company and its Affiliates.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE 1

PURPOSE OF THE PLAN

Section 1.1. Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of the Company and its Affiliates who will contribute to the Company’s success and to achieve short-term and long-term objectives that will inure to the benefit of all shareholders of the Company through the additional incentive inherent in Awards granted hereunder.

ARTICLE 2

DEFINITIONS

Section 2.1. “Affiliate” means any entity in an unbroken chain of entities beginning with the Company if, at the time of the grant of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

Section 2.2. “Award” means a grant of cash, Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, Other Share-Based Awards, or any other right, interest or option related to Shares or other property (including cash) granted pursuant to the provisions of this Plan.

Section 2.3. “Award Agreement” shall mean any written agreement between a Participant and the Company governing the grant of an Award under this Plan.

Section 2.4. “Board” shall mean the Board of Directors of the Company.

Section 2.5. “Change in Control” shall mean a “Change in the Ownership of the Company,” a “Change in Effective Control of the Company,” or a “Change in the Ownership of a Substantial Portion of the Assets of the Company,” all as defined below:

(1) A “Change in the Ownership of the Company” occurs on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group (within the meaning of Code Section 409A), is considered to own more than fifty (50) percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “Change in the Ownership of the Company.”

(2) A “Change in the Effective Control of the Company” occurs only on the date that either:

(A) Any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty (30) percent or more of the total voting power of the Company; or

(B) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(3) A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Section 2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.7. “Committee” shall mean the Compensation Committee of the Board or any successor committee the Board may designate to administer the Plan, provided such Committee consists of no fewer than two Directors, each of whom is (i) an “outside director” within the meaning of Code Section 162(m), (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (iii) an “independent director” for purposes of the rules and regulations of the New York Stock Exchange. Notwithstanding the foregoing, the Committee, in accordance with 8 Del. C. 1953, § 157(c), may appoint to one or more officers of the Company the authority to grant Awards to Participants who are not subject to the requirements of Section 16 of the Exchange Act, in that case and with respect to the issuance of such Awards, any reference herein to “the Committee” will also mean the officer or officers so appointed.

Section 2.8. “Company” has the meaning set forth in the introductory paragraph of the Plan.

Section 2.9. “Covered Employee” shall mean a “covered employee” within the meaning of Code Section 162(m)(3).

Section 2.10. “Director” shall mean any member of the Board.

Section 2.11. “Disability” shall mean with respect to any Participant (i) “Disability” (or any substantially similar concept) as described in the Participant’s employment, consulting, severance or similar agreement with the Company or an Affiliate, or (ii) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement with the Company or an Affiliate that addresses Disability (or any substantially similar concept) a medically determinable physical or mental impairment entitling the Participant to income replacement benefits under any long-term disability plan maintained or sponsored by the Company (or the Affiliate for which the Participant performs services).

Section 2.12. “Employee” shall mean any employee of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Affiliate.

Section 2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.14. “Fair Market Value” of Shares as of a specified date shall mean, if the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the closing price of the Shares for the date as of which Fair Market Value is being determined as reported on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)) on which the Shares are traded, or, if such date is not a trading day, the closing price for the most recently preceding trading day. If the Shares are not listed or admitted to trading on any such exchange, Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria. Notwithstanding the foregoing, the Fair Market Value of Shares shall be determined in accordance with Code Section 409A, to the extent necessary for an Award to comply with or be exempt from Code Section 409A.

Section 2.15. “Freestanding Stock Appreciation Right” shall mean a right to receive cash or whole Shares in an amount equal to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the Fair Market Value of one Share on the date of grant of such Freestanding Stock Appreciation Right.

Section 2.16. “Incentive Stock Options” shall mean Options that qualify as such under Code Section 422.

Section 2.17. “Involuntary Termination” shall mean with respect to any Participant (i) a termination of that Participant’s employment or service with Company or its Affiliates without “Cause” or for “Good Reason” (or any substantially similar concept) as described in the Participant’s employment, consulting, severance or similar agreement with the Company or an Affiliate, or (ii) if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement with the Company or an Affiliate that addresses termination without Cause or for Good Reason (or any substantially similar concept), a termination of a Participant’s employment or service that is determined, in the Committee’s sole discretion, to be an involuntary termination.

Section 2.18. “Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

Section 2.19. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

Section 2.20. “Optionee” shall mean any individual granted an Option under this Plan.

Section 2.21. “Other Share-Based Awards” shall mean any right granted to a Participant pursuant to Article 9.

Section 2.22. “Participant” shall mean an Employee or a Director who is selected by the Committee to receive an Award under the Plan.

Section 2.23. “Permitted Assignee” shall mean any family member to whom an Option or Stock Appreciation Right is transferred pursuant to Section 13.2.

Section 2.24. “Performance Award” shall mean the right granted to a Participant pursuant to Article 8.

Section 2.25. “Performance Criteria” shall have the meaning of such term set forth in Exhibit A.

Section 2.26. “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

Section 2.27. “Restricted Stock Award” shall mean the right granted to a Participant pursuant to Article 7.

Section 2.28. “Retirement” shall mean a Participant’s voluntary termination of employment or service following or coincident with such Participant attaining eligibility for retirement in compliance with the policies of the Company, as in effect from time to time.

Section 2.29. “Restricted Stock” shall mean the Shares granted to a Participant pursuant to a Restricted Stock Award as otherwise described in Article 7.

Section 2.30. “Shares” shall mean the shares of common stock of the Company, par value $.001 per share.

Section 2.31. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6, which is either a “Tandem Stock Appreciation Right” or a “Freestanding Stock Appreciation Right.”

Section 2.32. “Tandem Stock Appreciation Right” shall mean a right to receive cash or whole Shares in lieu of purchase of a Share under a related Option in an amount equal to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the related Option.

ARTICLE 3

SHARES SUBJECT TO AWARDS; LIMITATIONS

Section 3.1. Number of Shares. Subject to the adjustment provisions of Section 13.6, the aggregate number of Shares that may be issued under Awards under the Plan, whether pursuant to Options, Restricted Stock Awards, Performance Awards, Other Share-Based Awards, or any other Award under the Plan shall be 9,250,000 Shares. Immediately upon the effective date of this Plan, any Shares then remaining available for grant under any other incentive plan of the Company (other than with respect to awards then outstanding under such plan) shall no longer be available for grant. No Options to purchase fractional Shares shall be granted and no fractional shares shall be issued under the Plan. For purposes of this Section 3.1, the Shares that shall be counted toward such limitation shall include all Shares:

(1) issued or issuable pursuant to Options that have been or may be exercised;

(2) issued as, or subject to issuance as a Restricted Stock Award; and

(3) issued or issuable under any other Award granted under the terms of the Plan.

Section 3.2. Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated Options granted under Article 5, Shares forfeited as provided in Article 5, and Shares subject to any Awards that are otherwise surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to or used in conjunction with new Awards under the Plan, other than grants of Options that are intended to be Incentive Stock Options. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares tendered for the exercise of the Option shall not be available for the grant of Awards under the Plan. Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of Stock Appreciation Rights, shall not again be available for the grant of Awards under the Plan. Shares withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations (including as a result of a net exercise) with respect to any Award granted under this Plan shall not be available for the grant of Awards under the Plan.

Section 3.3. Character of Shares. Shares delivered under the Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.

Section 3.4. Limitations on Grants to Individual Participant. Subject to adjustments pursuant to the provisions of Section 13.6, the maximum number of Shares with respect to which Awards may be granted hereunder to any Employee during any fiscal year of the Company shall be one million (1,000,000) Shares and the maximum cash incentive Award that may be paid under Section 11 to any Employee during any fiscal year of the Company shall be $6,000,000 (as applicable, the “Limitation”). If an Option is canceled, the canceled Option shall continue to be counted toward the Limitation for the year granted. An Option (or a Stock Appreciation Right) that is repriced during any fiscal year is treated as the cancellation of the Option (or Stock Appreciation Right) and a grant of a new Option (or Stock Appreciation Right) for purposes of the Limitation for that fiscal year.

ARTICLE 4

ELIGIBILITY AND ADMINISTRATION

Section 4.1. Awards to Employees and Directors. The Committee shall, in its complete and absolute discretion, select those key officers, employees, consultants, advisors and directors of the Company or any Affiliate who shall receive Awards and become Participants under this Plan. The Committee’s designation of an individual as a Participant in any year shall not require the Committee to designate such person as a Participant in any other year. The grant to a Participant of Awards under one portion of the Plan shall not require the Committee to grant such Participant an Award under other portions of the Plan.

Section 4.2. Administration. The Plan shall be administered by the Committee. Any Award granted to a member of the Committee shall be on terms consistent with Awards made to other Directors who are not members of the Committee and who are not employees, provided that the grant of such Awards shall be contingent upon Board ratification or approval of such Awards. The Committee shall determine the amount, type, and terms of each Award, subject to the provisions of the Plan. The Committee is authorized, subject to the provisions of the Plan, to construe and interpret the Plan, and establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members. The Committee is also authorized, subject to the provisions of the Plan, to make provisions in various Awards pertaining to a “change in control” of the Company and to amend or modify existing Awards. The Committee is also authorized to: (i) determine whether and to what extent and under what circumstances any Award shall be canceled or suspended, (ii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to interpret the provisions of the Plan and any Award thereunder and, subject to the requirements of applicable law, including Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Directors, Employees, and Plan participants and beneficiaries.

Section 4.3. Delegation. The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of this Plan and may grant authority to employees of the

Company to execute agreements or other documents on behalf of, but only to the extent authorized by, the Committee. The Committee may also delegate to one or more officers of the Company (who need not be Directors) the authority to grant Awards to Participants who are not subject to the requirements of Section 16 of the Exchange Act, provided that the Committee shall have fixed the total number of Shares and fixed the total amount of cash that may be distributed pursuant to such delegation. Any such delegation shall be subject to the applicable corporate laws of the State of Delaware. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

Section 4.4. Designation of Advisors. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Any reports or opinions from any such counsel, consultants, and agents may take into account Award grant practices, including the nature and amount of Awards and any performance criteria related to such Awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

Section 4.5. Liability. The Committee, its members and any person designated pursuant to Section 4.4 shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or of the Board or designated person shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. To the maximum extent permitted by applicable law and to the extent not covered by insurance, each officer or former officer and member or former member of the Committee or of the Board and any designated person shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such officer’s or former officer’s, member’s or former member’s, or designated person’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under this Plan.

ARTICLE 5

OPTIONS

Section 5.1. Grant of Options. The Committee shall determine, within the limitations of the Plan generally, those key officers, employees, consultants, advisors and Directors of the Company or any Affiliate to whom Options are to be granted under the Plan, the number of Shares that may be purchased under each such Option, the option price and other terms of each such Option, and shall designate such Options at the time of the grant as either Incentive Stock Options or Non-Qualified Stock Options; provided, however, that Options granted to employees of an Affiliate (that is not also a parent or a subsidiary) or to non-employees of the Company may only be Non-Qualified Stock Options. Awards of Options shall be granted hereunder only to the extent the underlying stock constitutes “service recipient stock” of an “eligible issuer” as defined under Section 409A of the Code.

Section 5.2. Terms and Conditions. All Options granted under this Plan shall be subject to the following terms and conditions:

(1) All Options shall be evidenced in writing by Award Agreements in such form and containing such terms and conditions as the Committee shall determine, provided that such terms are not inconsistent with the provisions of the Plan;

(2) The per Share exercise price of any Option granted pursuant to this Plan shall not be less than 100% of the Fair Market Value of one Share as of the date of the grant of such Option, unless approved by the stockholders of the Company;

(3) The Committee shall determine any vesting schedules (subject to Section 13.10) and terms, conditions, and limitations governing the exercise of Options granted pursuant to this Plan and set forth such terms in the Award Agreement governing such Option; and

(4) All Options granted hereunder shall expire and no longer be exercisable by their terms no later than ten years following the date such Options are granted.

Section 5.3. General Provisions. The granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to this Plan at the same time and may hold both Incentive Stock Options and Non-Qualified Stock Options at the same time. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option. Options granted pursuant to this Article 5 shall be made in accordance with the terms and provisions of Article 13 and any other applicable terms and provisions of the Plan.

Section 5.4. Modification and Cancellation. Subject to Section 13.9, the Committee has the discretion to modify the terms and conditions of an Option after grant as long as no rights of the Participant are impaired, provided, however, that in no instance may the term of the Option, if extended, exceed the ten (10) years from the date of grant of the Option. No Option may be cancelled in exchange for cash at the time the exercise price per Share is greater than the Fair Market Value per Share of the underlying Shares, unless otherwise approved by the Company’s stockholders.

Section 5.5. Incentive Stock Options. No Option that is intended to qualify as an Incentive Stock Option may be granted to any individual that is not an employee of the Company or a parent or a subsidiary of the Company. For purposes of the Plan, the terms “subsidiary” and “parent” shall mean “subsidiary corporation” and “parent corporation,” respectively, as such terms are defined in Sections 424(f) and 424(e) of the Code. Notwithstanding any other provision in this Plan to the contrary, all Incentive Stock Options granted under this Plan shall, in addition to being subject to the conditions under Section 5.2, be subject to the following terms and conditions:

(1) The terms and conditions of any Incentive Stock Option granted hereunder shall be subject to and shall be designed to comply with the provisions of Code Section 422;

(2) The per Share exercise price of any Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option, determined on the date of the grant, but only if granted to any Employee who, at the time of such grant, owns, directly or indirectly (within the meaning of Code Sections 422(b)(6) and 424(d)), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any parent or subsidiary of the Company;

(3) To the extent that the aggregate Fair Market Value (determined on the date of grant) of any Incentive Stock Options that are exercisable for the first time during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options;

(4) Solely for the purposes of determining whether the Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 9,250,000 Shares; and

(5) The term of any Incentive Stock Option shall expire no later than five years following the date of grant if granted to any Employee who, at the time of such grant, owns, directly or indirectly (within the meaning of Code Sections 422(b)(6) and 424(d)), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any parent or subsidiary of the Company.

ARTICLE 6

STOCK APPRECIATION RIGHTS

Section 6.1. Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan provided such rights are granted at the time of the grant of such Option. A Stock Appreciation Right may be either a Tandem Stock Appreciation Right or a Freestanding Stock Appreciation Right.

Section 6.2. Tandem Stock Appreciation Rights. A Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option. A Tandem Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, and a Tandem Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until, and then only to the extent that, the exercise or termination of the related Option exceeds the number of Shares not covered by the Tandem Stock Appreciation Right. A Tandem Stock Appreciation Right may be exercised by the holder thereof by giving written notice thereof to the Company and surrendering the applicable portion of the related Option. Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

Section 6.3. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, including Section 13.10, as shall be determined from time to time by the Committee, including the following:

(1) Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of the Plan;

(2) The Committee shall determine any vesting schedules and terms, conditions, and limitations governing the exercise of any Stock Appreciation Right granted pursuant to this Plan and set forth such terms in the Award Agreement governing such Stock Appreciation Right, provided that the per Share price used for determining appreciation of any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of one Share as of the date of the grant of such Stock Appreciation Right, unless approved by the stockholders of the Company;

(3) All Stock Appreciation Rights granted hereunder shall expire and no longer be exercisable no later than ten years following the date such Stock Appreciation Rights are granted, provided that the term of a Tandem Stock Appreciation Right shall be identical as the term of the Option to which such Tandem Stock Appreciation Right relates;

(4) The holder of a Stock Appreciation Right shall specify in his written notice of exercise the number of Shares with respect to which such Stock Appreciation Right is being exercised and whether payment shall be made in cash or in whole Shares (unless otherwise provided in the Award Agreement governing such Stock Appreciation Right);

(5) Each Tandem Stock Appreciation Right may be exercised only at the time and so long as a related Option, if any, would be exercisable or as otherwise permitted by applicable law;

(6) Upon the exercise of a Tandem Stock Appreciation Right, the Option or part thereof to which such Tandem Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation of the number of Shares to be issued under the Plan, as set forth in Section 3.1 of the Plan; and

(7) No Tandem Stock Appreciation Rights may be granted in connection with an Option that is an Incentive Stock Option.

ARTICLE 7

RESTRICTED STOCK AWARDS

Section 7.1. Restricted Stock Awards. The Committee may grant to any Participant a Restricted Stock Award pursuant to this Section 7.1. A Restricted Stock Award is an Award that provides for the grant of Restricted Stock. Restricted Stock is any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any forfeiture restrictions, restrictions on the right to vote such Share, and restrictions on the right to receive any dividends thereunder), which restrictions may lapse separately or in combination at such times, in installments or otherwise, as the Committee may deem appropriate.

Section 7.2. Terms of Restricted Stock Awards. The terms of any Restricted Stock Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan, including Section 13.10. The provisions of Restricted Stock Awards need not be the same for each Participant receiving such Awards.

Section 7.3. Issuance of Restricted Stock. As soon as practicable after the date of grant of a Restricted Stock Award by the Committee, the Company shall cause to be transferred on the books of the Company Shares registered in the name of the Company, as nominee for the Participant, with such Shares heretofore described as Restricted Stock; provided, however, such Restricted Stock shall be subject to forfeiture to the Company retroactive to the date of grant if an Award Agreement delivered to the Participant by the Company with respect to such Restricted Stock is not duly executed by the Participant and timely returned to the Company. All Restricted Stock covered by Restricted Stock Awards under this Article 7 shall be subject to the restrictions, terms and conditions contained in the Plan and the Restricted Stock Agreement entered into by and between the Company and the Participant. Until the lapse or release of all restrictions applicable to a Restricted Stock Award, the share certificates, if any, representing such Restricted Stock shall be held in custody by the Company or its designee.

Section 7.4. Shareholder Rights. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the related Award Agreement, unless such Award Agreement provides otherwise, the Participant shall become a shareholder of the Company with respect to all Restricted Stock subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Restricted Stock and the right to receive distributions made with respect to such Restricted Stock; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Stock granted pursuant to this Plan as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock and shall be represented by book entry and held as prescribed in Section 7.3. Notwithstanding the foregoing, and subject to compliance with Code Section 409A, the Committee may require that any dividends otherwise payable with respect to a Restricted Stock shall not be paid currently but shall instead be accumulated and paid upon lapse of the restriction for such Restricted Stock.

Section 7.5. Restriction on Transferability. None of the Restricted Stock may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.

Section 7.6. Release of Restrictions. As promptly as administratively feasible after the restrictions applicable to all or a portion of Restricted Stock Award lapse, the Company shall (a) deliver, or (b) make an appropriate entry on the books of the Company transferring, the appropriate number of Shares to the Participant (or the Participant’s beneficiary), free of all such restrictions except for any restrictions that may be imposed by law.

Section 7.7. Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee. All Restricted Stock shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Stock shall terminate unless the Participant continues in the service of the Company as an employee (or Director, consultant or advisor, as the case may be) until the expiration of the forfeiture period for such Restricted Stock and satisfies any and all other conditions set forth in the Award Agreement. The Committee, in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award and the Committee has the discretion to modify the terms and conditions of any Restricted Stock Award.

ARTICLE 8

PERFORMANCE AWARDS

Section 8.1. Terms of Performance Awards. Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Exhibit A. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

ARTICLE 9

OTHER SHARE-BASED AWARDS

Section 9.1. Other Share-Based Awards. The Committee is authorized to grant Other Share-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including Shares awarded purely as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or any Affiliate of the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be awarded pursuant to or referenced by such Awards, and all other conditions of the Awards; provided, however, that the aggregate amount of Shares granted pursuant to Other Share-Based Award(s) shall not exceed five percent (5%) of the Shares authorized for grant under this Plan. The cap set forth in the foregoing proviso shall not apply to Shares granted pursuant to Other Share-Based Award(s) which were granted to a Participant in lieu of earned cash compensation. In addition to the foregoing, grants of Other Share-Based Awards may be subject to such conditions, restrictions and contingencies as the Committee may determine which may include, but are not limited to, continuous service with the Company or any Affiliate of the Company and/or the achievement of performance goals.

ARTICLE 10

CODE SECTION 162(m) PROVISIONS

Section 10.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines that any Award (including a cash Award under Article 11) is being granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

Section 10.2. Performance Goals. If an Award is subject to this Article 10, then the lapsing of restrictions thereon and the distribution of Shares, cash or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of performance criteria described in Exhibit A. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may specify in advance to also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder. Before any payments are made with respect to any Awards subject to this Article 10, the Committee shall certify in writing that the performance goals relating to such payment have been met.

Section 10.3. Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

ARTICLE 11

CASH INCENTIVE AWARDS

Section 11.1. Eligible Employees. Covered Employees and such other Employees as may be selected in the Committee’s sole discretion are eligible to receive cash Awards under this Section 11 and all cash Awards under this Section shall be subject to Article 10.

Section 11.2. Annual Cash Performance Bonus Awards. Not later than 90 days after the commencement of each fiscal year (and before 25% of the relevant period of service for each Employee has elapsed), the Committee shall establish in writing separately for each Employee then receiving an Award under this Section 11 (a) the percentage of such Employee’s base salary that shall be the subject of an Award (the “Target Bonus”) and (b) the target Performance Criterion or Performance Criteria, the attainment of which is then substantially uncertain and the achievement of which will result in the payment of the Target Bonus (the “Target”). At the time the Target is selected, the Committee in its sole discretion, may, but need not, (a) specify such portion of the Target Bonus payable upon partial attainment of a Target, (b) provide for the payment of a cash bonus in excess of the Target Bonus if the Performance Criteria is exceeded, (c) provide for interpolation of the bonus payable if the performance actually attained is between any such established goals and/or (d) specify other conditions for payment.

Section 11.3. Timing of Bonus. Cash bonuses will not become payable and will not be paid until the Committee certifies the extent to which the Target has been attained. The Committee has no discretion to increase the amount of compensation that would otherwise be due upon attainment of the Target. Awards under this Section 11 shall be made in cash and shall be payable in a lump sum.

Section 11.4. Modifications. At any time prior to the payment of an Award under this Section 11, the Committee may, in its sole discretion, decrease or eliminate the Award payable to any Employee, in each case to reflect the individual performance and contribution of such Employee or such other factors as the Committee deems relevant. The determination of the Committee as to matters set forth in this Section 11 shall be final and conclusive.

Section 11.5. Termination of Employment. Unless otherwise determined by the Committee (or as provided in an agreement with the Employee), an Employee must be employed by the Company or one of its Affiliates on the last day of the fiscal year to be eligible to receive a cash Award for such year; provided however, if an Employee granted an Award under this Section 11 dies or incurs a total disability, any Award so made shall be paid to his estate or legal representative at such time and in such manner as if he were living or not totally disabled, prorated for the portion of the fiscal year in which the Employee rendered services.

ARTICLE 12

CHANGE IN CONTROL PROVISIONS

Section 12.1. Impact of Change in Control. The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change in Control” of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock becomes free of all restrictions and limitations and becomes fully vested, (c) all Performance Awards (including cash Awards under Section 11) shall be considered to be earned and payable (either in full or pro-rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

Section 12.2. Assumption Upon Change in Control. Notwithstanding the foregoing, the terms of any Award Agreement may also provide that, if in the event of a Change in Control the successor company assumes an Award or substitutes for an Award as provided in Section 12.3, then each outstanding Award assumed or substituted for shall not be accelerated as described in Section 12.1.

Section 12.3. Committee Discretion Upon Change in Control. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion, determine that, upon the occurrence of a Change in Control of the Company, any Award outstanding as of the effective date of such Change in Control will be cancelled in consideration for a cash payment or alternative Award (whether from the Company or another entity that is a party to the Change in Control) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award (as determined by the Committee in its sole and absolute discretion); provided, that with respect to any Option or SAR, if the Committee determines to cancel such Award in exchange for a cash payment and if the Fair Market Value on the date of the Change in Control does not exceed the exercise or reference price of such Award, the Committee may cancel that Award without any payment of consideration therefor.

ARTICLE 13

GENERALLY APPLICABLE PROVISIONS

Section 13.1. Exercise of Options/Stock Appreciation Rights. Vested Options and Stock Appreciation Rights granted under the Plan shall be exercised by the Optionee thereof or holder of such Stock Appreciation Right (or by his or her executors, administrators, guardian or legal representative, or by a Permitted Assignee) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased or covered thereby, accompanied by payment of the full purchase price for the Shares being purchased under the Option. Full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or by certified check or bank check or wire transfer of immediately available funds, (ii) with the consent of the Committee, by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the Consent of the Committee and only for Non-Qualified Stock Options, through net exercise, upon which such Participant electing such net exercise shall receive a number of Shares equal to the aggregate number of Shares being purchase upon exercise of such Option less the number of Shares having a Fair Market Value equal to the aggregate purchase price of the Shares as to which the Option is being exercised, (iv) through any other method mentioned in an Award Agreement, or (v) with the consent of the Committee, any combination of (i), (ii), (iii), or (iv). The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option or Stock Appreciation Right granted hereunder be exercised for a fraction of a Share. The Company shall effect the transfer of Shares purchased pursuant to an Option or Stock Appreciation Right as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person holding or exercising an Option or Stock Appreciation Right shall have any of the rights of a holder of Shares subject to such Option or Stock Appreciation Right, including any right to vote or receive dividends or distributions, until such Option or Stock Appreciation Right has been exercised. Except as provided in Section 13.6, no adjustment shall be made for cash dividends or other rights for which the record date is prior to such date of exercise.

Section 13.2. Non-Transferability. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award (other than (x) an Option that is intended to be an Incentive Stock Option, (y) a Tandem Stock Appreciation Right and (z) a Restricted Stock Award) with the written consent of the Committee to the Participant’s spouse, children, and/or trusts, partnerships, or limited liability companies established for the benefit of the Participant’s spouse and/or children (each approved transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee(s) shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. An Award that is transferred to a Permitted Assignee (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the Award agreement.

Section 13.3. Termination of Employment. Unless the Committee otherwise determines, in the event of the termination of employment with the Company or any Affiliate of the Company of an Optionee or holder of a Stock Appreciation Right who is an employee or the termination or separation from service with the Company or any Affiliate of the Company of an advisor, consultant or a Director (who is an Optionee or holder of a Stock Appreciation Right) for any reason (other than death or total disability, as provided below), any Option(s) or Stock Appreciation Right(s) granted to such Optionee or holder of a Stock Appreciation Right (or its Permitted Assignee) under this Plan and not previously exercised or expired, to the extent vested on the date of such termination or separation, shall be exercisable as of such termination for a period not to exceed three (3) months after the date of such termination or separation, provided, however, that in no instance may the term of the Option or Stock Appreciation Right, as so extended, exceed the lesser of ten (10) years from the date of grant or the original expiration date of the Option or Stock Appreciation Right.

Section 13.4. Death. In the event an Optionee or holder of a Stock Appreciation Right dies while employed by the Company or any Affiliate of the Company or while serving as a Director, advisor or consultant of the Company or any Affiliate of the Company, as the case may be, any Option(s) or Stock Appreciation Right(s) held by such Optionee or holder of a Stock Appreciation Right (or its Permitted Assignee) and not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such

Optionee or Stock Appreciation Right or by any person who acquired such Option or Stock Appreciation Right by bequest or inheritance, or by the Permitted Assignee at any time within one year after the death of the Optionee or holder of a Stock Appreciation Right, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option or Stock Appreciation Right, as so extended, exceed the lesser of ten (10) years from the date of grant or the original expiration date of the Option or Stock Appreciation Right.

Section 13.5. Disability. In the event of the termination of employment with the Company or any Affiliate of the Company of an Optionee or holder of a Stock Appreciation Right or separation from service with the Company or any Affiliate of the Company of an Optionee or holder of a Stock Appreciation Right who is a Director, advisor or consultant of the Company or any Affiliate of the Company due to total disability, the Optionee or holder of a Stock Appreciation Right, or his guardian or legal representative, or a Permitted Assignee shall have the unqualified right to exercise any Option or Stock Appreciation Right that has not expired or been previously exercised and that the Optionee or holder of the Stock Appreciation Right was eligible to exercise as of the first date of total disability (as determined by the Committee), at any time within one year after such termination or separation, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option or Stock Appreciation Right, as so extended, exceed the lesser of ten (10) years from the date of grant or the original expiration date of the Option or Stock Appreciation Right. The term “total disability” shall, for purposes of this Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Code.

Section 13.6. Adjustments. To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, extraordinary dividend or other similar distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affecting the Shares with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Transaction”), then the Committee shall, in such manner as the Committee deems equitable adjust (i) the number and type of Shares that thereafter may be made the subject of Awards, (ii) the number and type of Shares subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, and (iv) the Performance Criteria expressed in whole or in part on a per Share basis; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code (unless otherwise agreed by the Committee and the holder of such Incentive Stock Option); and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. With respect to each adjustment contemplated by the foregoing sentence, no such adjustment shall be authorized to the extent that such adjustment would cause an Award to violate the provisions of Section 409A of the Code (unless otherwise agreed by the Committee and the holder of such Award). Any adjustments made by the Committee shall be binding on all Participants. If the Committee determines that an adjustment in accordance with the provisions of this Section 13.6 would not be fully consistent with the purposes of the Plan or the purposes of the outstanding Awards under the Plan, the Committee may make such other adjustments, if any, that the Committee reasonably determines are consistent with the purposes of the Plan and/or the affected Awards.

Section 13.7. Amendment and Modification of the Plan. The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Sections 162(m) and 422 of the Code, or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that such Compensation Committee may not amend the Plan without the approval of the Company’s stockholders (i) to increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 13.6), (ii) to materially increase the benefits of the Plan available to Participants, or (iii) to materially modify the requirements for participation in the Plan. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of an Optionee or a Participant (or a Permitted Assignee thereof) under any Award previously granted without such Optionee’s or Participant’s consent.

Section 13.8. Validity of Awards. The validity of any Award or grant of Options made pursuant to this Plan shall remain in full force and effect and shall not be affected by the compliance or noncompliance with Section 162(m) of the Code or Rule 16b-3 of the Exchange Act.

Section 13.9. Repricing. Except as provided in Section 13.6, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or the reference price for Stock Appreciation Rights, nor may outstanding Options or Stock Appreciation Rights be cancelled in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or reference price that is less than the respective exercise price or reference price of the cancelled Options or Stock Appreciation Rights, without approval of the Company’s stockholders.

Section 13.10. Minimum Vesting Periods. Unless otherwise approved by the stockholders of the Company, any Award payable or denominated in Shares and which is (i) performance-based shall have a minimum vesting period of one year or (ii) tenured (time-based) shall have a minimum vesting period of three years (with ratable vesting of no more than one-third of the aggregate applicable Award per calendar year). Notwithstanding the foregoing, such minimum vesting periods shall not apply to: (A) accelerated vesting upon the death, Disability, Retirement or Involuntary Termination of a Participant, (B) accelerated vesting upon a Change in Control, liquidation of the Company or the filing by the Company of a certificate of dissolution, (C) 5% of the total number of Shares reserved for issuance under Section 3.1 of the Plan, or (D) regularly scheduled annual Awards to non-employee Directors with a vesting period at least equal to the regular term of service for which Directors are elected in that year.

ARTICLE 14

MISCELLANEOUS

Section 14.1. Tax Withholding. The Company or any Affiliate of the Company shall have the right to make all payments or distributions made pursuant to the Plan to a Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes as it determines in its discretion are required to be paid as a result of the grant of any Award, exercise of an Option or Stock Appreciation Right or any other event occurring pursuant to this Plan. The Company or any Affiliate of the Company shall have the right to withhold from wages or other payments otherwise payable to such Participant (or a Permitted Assignee thereof) such withholding taxes as it determines in its discretion may be required by law, or to otherwise require the Participant (or a Permitted Assignee thereof) to pay such withholding taxes. If the Participant (or a Permitted Assignee thereof) shall fail to make such tax payments as are required, the Company or any Affiliate of the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay required withholding taxes, the Participant (or Permitted Assignee) may make an election, which may be accepted or rejected in the discretion of the Committee or its authorized delegate, to have withheld a portion of the Shares then issuable to the Participant (or Permitted Assignee) pursuant to the Plan, having an aggregate Fair Market Value equal to the required withholding taxes.

Section 14.2. Right of Discharge Reserved. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee, Director, consultant, advisor or other individual the right to continue in the employment or service of the Company or any Affiliate of the Company or affect any right that the Company or any Affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such employee, Director, consultant, advisor or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit with respect to an Award in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any Affiliate of the Company to the Optionee or Participant.

Section 14.3. Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or any Affiliate of the Company and any Optionee, Participant or other person. To the extent any Optionee or Participant holds any rights by virtue of any grant or Award made under the Plan, such rights shall constitute general unsecured liabilities of the Company or any Affiliate of the Company and shall not confer upon any participant any right, title, or interest in any assets of the Company or any Affiliate of the Company.

Section 14.4. Legend. Any certificates for Shares delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates, if any, to make appropriate reference to such restrictions.

Section 14.5. Listing and Other Conditions.

(1) As long as the Shares are listed on a national securities exchange or system sponsored by a national securities association, the issue of any Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to deliver such Shares unless and until such Shares are so listed; provided, however, that any delay in the delivery of such Shares shall be based solely on a reasonable business decision and the right to exercise any Option with respect to such Shares shall be suspended until such listing has been effected.

(2) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to any Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or Award, and the right to any Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(3) Upon termination of any period of suspension under this Section 14.5, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

(4) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

Section 14.6. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its sole discretion may permit a Participant to exercise any exercisable Award until ten (10) days prior to such transaction with respect to all vested and exercisable Shares covered thereby and with respect to such number of unvested Shares as the Committee shall determine. In addition, the Committee may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of Shares as the Committee shall determine, contingent upon the occurrence of the liquidation or upon the filing of a certificate of dissolution at the time and in the manner contemplated. To the extent an exercisable Award has not been previously exercised, such Award shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to an Award has not been waived by the Committee, such Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

Section 14.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

Section 14.8. Gender and Number. In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as “his or her” and any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.

Section 14.9. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan at a meeting of the Company’s stockholders by the holders of a majority of the Shares voting thereon, provided such approval is obtained within twelve (12) months after the date of adoption of the Plan by the Board of Directors. Upon the Plan becoming so effective, the provisions of the Plan, as so amended and restated, shall apply to all Awards, including without limitation all outstanding Awards made under the Plan prior to the Effective Date; provided however that, the last sentence of Section 14.17 shall only be applicable to Awards granted after the Effective Date. Awards may be granted under the Plan at any time and from time to time after the effective date of the Plan and on or prior to June 21, 2021, the tenth anniversary of the original effective date of this Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have otherwise expired.

Section 14.10. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company and any Affiliate of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate of the Company, except as may be determined by the Committee or by the Directors or directors of the applicable Affiliate of the Company.

Section 14.11. Captions; Construction. The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein. References in this Plan to Articles, Sections or Exhibits shall mean Articles, Sections or Exhibits of this Plan, unless otherwise indicated. The term “including” as used in this Plan and any Exhibit shall be deemed followed by the words “without limitation.”

Section 14.12. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Company and the Participants.

Section 14.13. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

Section 14.14. Code Section 409A. All provisions of this Plan shall be interpreted in a manner consistent with Code Section 409A (including in a manner that would keep any Awards exempt from Code Section 409A if intended to be so exempt), and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. Participant should consult a competent and independent tax advisor regarding the tax consequences of this Plan.

Section 14.15. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have rights with respect to such Award, unless and until such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions of such Award.

Section 14.16. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside of the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the discretion of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization or as appropriate with respect to any employee on assignment outside his or her home country.

Section 14.17. Claw-back. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that an Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate of the Company or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate of the Company, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. The Committee may also provide in an Award agreement that if the Participant engages in any activity referred to in the preceding sentence, such Participant will forfeit any gain realized on the vesting or exercise of such Award and/or must repay the gain to the Company. Additionally, by acceptance of any Award hereunder, a Participant acknowledges that such Award will be subject to any claw-back policy (or policies) adopted by the Company (or its Affiliates) as in effect from time to time.

EXHIBIT A

PERFORMANCE CRITERIA

Pursuant to Section 10.2, performance goals established for purposes of conditioning the grant of an Award shall be based on one or more of the following performance criteria (“Performance Criteria”): (i) the attainment of certain target levels of, or a specified percentage increase in, net sales, unit sales, revenues, market share, operating earnings, income before income taxes and extraordinary items, net income, pretax income before allocation of corporate overhead and bonus, earnings before income tax, earnings before interest and taxes and earnings before interest, taxes, gross margins, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified level of, or specified percentage increase in, earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or assets; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) appreciation in and/or maintenance of certain target levels in the Fair Market Value of the Company’s Shares or any other publicly-traded securities of the Company (x) the growth in the value of an investment in the Company’s Shares assuming the reinvestment of dividends; (xi) the attainment of a specified level of, or specified percentage rate of change in, all or certain costs, inventory, assets (specified or total) and/or working capital; and/or (xii) the attainment of a specified level of, or specified percentage rate of change in, customer satisfaction, employee satisfaction, diversity, and/or retention. For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or Affiliate, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other peer companies and/or to the extent applicable such Performance Criteria may be measured on an aggregate or per share basis. To the extent permitted under Code Section 162(m) (including compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.

MMMMMMMMMMMM GAMESTOP CORP. MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Time, on June 24, 2013. Vote by Internet Go to www.investorvote.com/GME Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ON ITEMS 1, 2, 3 AND 4. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain + 2. To vote for and approve, on a non-binding, advisory basis, the 1.1 - Jerome L. Davis compensation of the named executive officers of the Company. 1.2 - R. Richard Fontaine 3. Approve the amendment to GameStop Corp.’s Second Amended and Restated Certificate of Incorporation to declassify the board of directors. 1.3 - Steven R. Koonin 4. Approve the GameStop Corp. Amended and Restated 2011 Incentive Plan. 1.4 - Stephanie M. Shern B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UP X 1 6 3 3 9 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 25, 2013: the Proxy Statement and the accompanying Annual Report to Stockholders are available at: http://investor.gamestop.com qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — GAMESTOP CORP. 2013 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of GAMESTOP CORP., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 20, 2013, and hereby appoints R. Richard Fontaine and Daniel A. DeMatteo, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company, to be held on Tuesday, June 25th, 2013 at 1:00 p.m. Central Standard Time, at the Hilton Southlake Town Square, Southlake, TX, and at any adjournments or postponements thereof, and to vote all shares of the Company’s Class A Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR approval, on an advisory basis, of our executive compensation; FOR approval of the amendment to GameStop Corp’s Second Amended and Restated Certificate of Incorporation to declassify the board of directors; and FOR approval of GameStop Corp.’s Amended and Restated 2011 Incentive Plan; and as said proxies deem advisable on such other matters as may come before the meeting. (Continued and to be marked, dated and signed, on the other side.)